Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

ZENECA INC.,

a Delaware corporation,

QAM CORP.,

a Delaware corporation, and

ARDEA BIOSCIENCES, INC.

a Delaware corporation

Dated as of April 21, 2012

TABLE OF CONTENTS

		Page(s)

ARTICLE I.	DESCRIPTION OF TRANSACTION	1

1.1	Merger of Merger Sub into the Company	1
1.2	Effect of the Merger	1
1.3	Closing; Effective Time	1
1.4	Certificate of Incorporation; Bylaws; Directors and Officers	2
1.5	Conversion of Shares	2
1.6	Company Equity Awards; Warrants	3
1.7	Closing of the Company’s Transfer Books	4
1.8	Surrender of Certificates	4
1.9	Dissenting Shares	6
1.10	Further Action	7

ARTICLE II.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

2.1	Due Organization; Subsidiaries	7
2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	8
2.3	Authority; Binding Nature of Agreement	8
2.4	Capitalization, Etc	8
2.5	SEC Filings; Financial Statements	10
2.6	Absence of Changes	12
2.7	Title to Assets	12
2.8	Receivables	12
2.9	Intellectual Property	13
2.10	Contracts	16
2.11	Liabilities	19
2.12	Compliance with Legal Requirements	19
2.13	Governmental Authorizations	22
2.14	Tax Matters	22
2.15	Employee and Labor Matters; Benefit Plans	24
2.16	Real Property; Leasehold	26
2.17	Environmental Matters	27
2.18	Insurance	27
2.19	Legal Proceedings; Orders	27
2.20	Vote Required	28
2.21	Non-Contravention; Consents	28
2.22	Transactions with Affiliates	29
2.23	Fairness Opinion	29
2.24	Financial Advisor	29
2.25	Inapplicability of Anti-Takeover Statutes	29
2.26	Information Supplied	30

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	30

i

3.1	Valid Existence	30
3.2	Authority; Binding Nature of Agreement	30
3.3	Non-Contravention	30
3.4	No Legal Proceedings Challenging the Merger	31
3.5	Activities of Merger Sub	31
3.6	Financing	31
3.7	Information Supplied	31
3.8	No Other Company Representations or Warranties	31
3.9	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	32

ARTICLE IV.	COVENANTS	32

4.1	Access and Investigation	32
4.2	Operation of the Company’s Business	33
4.3	Company Stockholder Meeting	37
4.4	No Solicitation by the Company; Other Offers	38
4.5	Reasonable Best Efforts	41
4.6	Public Announcements	43
4.7	Director and Officer Liability	43
4.8	Notification of Certain Events	44
4.9	Shareholder Litigation	45
4.10	Rule 16b-3	45
4.11	Employee Matters	45
4.12	Confidentiality	47
4.13	Deregistration; Stock Exchange Delisting	47

ARTICLE V.	CONDITIONS TO MERGER	47

5.1	Conditions to Each Party’s Obligation to Effect the Merger	47
5.2	Additional Conditions to Obligations of Parent and Merger Sub	48
5.3	Additional Conditions to Obligations of the Company	48

ARTICLE VI.	TERMINATION	49

6.1	Termination	49
6.2	Effect of Termination	50
6.3	Expenses; Termination Fees	50

ARTICLE VII.	MISCELLANEOUS PROVISIONS	51

7.1	Amendment or Supplement	51
7.2	Extension of Time, Waiver, etc	52
7.3	No Additional Representations; No Survival	52
7.4	Entire Agreement; No Third Party Beneficiary	52
7.5	Applicable Law; Jurisdiction	52
7.6	WAIVER OF JURY TRIAL	53
7.7	Specific Enforcement	53

ii

7.8	Assignment	53
7.9	Notices	54
7.11	Construction	55
7.12	Disclosure Schedule	55
7.13	Counterparts; Signatures	55

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of April 21, 2012 (the “Agreement Date”) by and among Zeneca Inc., a Delaware corporation (“Parent”), QAM Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Ardea BioSciences, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger and deem it advisable and in the best interest of the stockholders of each of the constituent corporations to consummate the Merger; and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing voting agreements (collectively, the “Voting Agreements”) in favor of Parent whereby they have agreed to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Pacific Time on or prior to the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date as Parent and the Company shall mutually designate. The Closing shall take place at the offices of Paul Hastings LLP located at 4747 Executive Drive, 12th Floor, San Diego, California. The date on which the Closing takes place is referred to herein as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.4 Certificate of Incorporation; Bylaws; Directors and Officers.

At the Effective Time:

(a) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws; and

(c) the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers, respectively, of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) all shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b) and Section 1.9, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $32.00 in cash (the “Per Share Merger Price”), without interest; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Price shall be appropriately adjusted.

1.6 Company Equity Awards; Warrants.

(a) Parent shall not assume any Company Options in connection with the Merger. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any optionholder, all Company Options outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Option shall be canceled, with each former holder of any such canceled Company Option becoming entitled to receive, in consideration of the cancellation of such Company Option, an amount in cash, without interest and subject to deduction for any required withholding Taxes, equal to the product of: (i) the excess, if any, of the Per Share Merger Price over the exercise price of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Price, such Company Option shall be canceled and terminated without any cash payment or other consideration being made in respect thereof.

(b) Parent shall not assume any Company Restricted Stock Awards in connection with the Merger. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company Restricted Stock Award, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time, whether or not then vested, shall become fully vested immediately prior to, and then shall be canceled at, the Effective Time (the “Canceled Restricted Awards”), and, in exchange therefor, each former holder of any such Canceled Restricted Awards shall be entitled to receive an amount in cash, without interest and subject to deduction for any required withholding Taxes, equal to the product of: (i) the Per Share Merger Price; and (ii) the number of shares of Company Common Stock subject to such Canceled Restricted Awards.

(c) Prior to the Effective Time, the Company shall take such actions as are necessary to cause all Company Warrants that are outstanding immediately prior to the Effective Time and for which the holder has consented to the treatment of such Company Warrants as provided in this Section 1.6(c) (each, a “Canceled Company Warrant”), whether or not then vested and exercisable, to fully vest and to be canceled as of the Effective Time in exchange for an amount in cash, without interest and subject to deduction for any required withholding Taxes, in respect thereof equal to the product of: (i) the excess, if any, of the Per Share Merger Price over the exercise price of each such Canceled Company Warrant; and (ii) the number of shares of Company Common Stock subject to such Canceled Company Warrant.

(d) As soon as practicable following the Agreement Date and, in any event, prior to the Effective Time, the Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.6, including making any determinations or resolutions of the Company Board or a committee thereof or any administrator of an Option Plan, and using commercially reasonable efforts to obtain any consents of holders of the Company Warrants, as may be necessary.

(e) In accordance with the Option Plans, as promptly as practicable after the Effective Time, the Surviving Corporation shall pay, through the Surviving Corporation’s payroll processor, to the former holders of Company Options (with an exercise price that is less than the Per Share Merger Price) and to the former holders of Canceled Restricted Awards such amounts as such holders shall be entitled to receive pursuant to this Section 1.6. The Surviving Corporation shall use its commercially reasonable efforts to cause its payroll processor to effect such payments no later than five (5) Business Days after the Effective Time.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates previously representing shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (“Book-Entry Shares”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or Book-Entry Shares are presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book-Entry Shares shall be canceled and shall be exchanged as provided in Section 1.8 below.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). At the Effective Time, Parent shall have deposited with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5 and Section 1.6(c). The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of and payable to Parent.

(b) Within five (5) Business Days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants immediately prior to the Effective Time: (i) a letter of transmittal in the form attached hereto as Exhibit D; and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Canceled Company Warrants, or the procedure to be followed in the case of Book-Entry Shares, in exchange for the Merger Consideration or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable. Upon surrender of a Company Stock Certificate, Book-Entry Shares or a Canceled Company Warrant, as applicable, to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable; and (B) the Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate, any Book-Entry Shares and each Canceled Company Warrant shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 1.5 or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable. The cash amount paid upon the surrender for exchange of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants shall be deemed to have been paid in full satisfaction of all rights of such holder pertaining to the shares of Company Common Stock or Canceled Company Warrant, as applicable, theretofore represented thereby. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Any portion of the Payment Fund (including all interest and other income received by the Payment Agent in respect of all funds made available to it) that remains undistributed to holders of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants as of the date that is nine (9) months after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants who have not theretofore surrendered their Company Stock

Certificates, Book-Entry Shares or Canceled Company Warrants, as applicable, in accordance with and subject to this Section 1.8 shall thereafter look only to Parent as general creditors for satisfaction of their claims for the Merger Consideration or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable, previously held by them.

(d) Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of any Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant (in his or her capacity as a holder of Company Common Stock or a Canceled Company Warrant, as applicable) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has properly made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Any cash deposited by Parent with the Payment Agent in respect of shares of Company Common Stock that become Dissenting Shares shall be returned to Parent promptly upon demand therefor; provided, however, that if any Dissenting Shares shall lose their status as such within nine (9) months following the Closing Date, Parent shall return the cash in respect of such shares to the Payment Agent.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 1.5 (and subject to Section 1.8(d)), without interest thereon, upon surrender of the Company Stock Certificate or Book-Entry Shares representing such shares.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer or otherwise agree to any settlement prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment, settlement offer or settlement.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article II are true and correct, except as expressly set forth herein, in the disclosure schedule delivered by the Company to Parent and Merger Sub on the Agreement Date (the “Disclosure Schedule”) or in the Company SEC Documents filed with the SEC on or prior to the Agreement Date (excluding any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of any Company SEC Document entitled “risk factors” or characterized therein as “forward-looking statements” or any other statements that are similarly forward-looking in nature, in each case, other than factual disclosures contained therein).

2.1 Due Organization; Subsidiaries.

(a) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Acquired Corporations has all necessary corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(b) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entity identified in Part 2.1(c) of the Disclosure Schedule, and neither the Company nor the Entity identified in Part 2.1(c) of the Disclosure Schedule owns any capital stock of, or any Equity Interest of any nature in, any other Entity, other than: (i) interests in the Entities identified in Part 2.1(c) of the Disclosure Schedule; and (ii) interests classified as cash equivalents or short-term investments on the Company Balance Sheet Date. The Entity identified in Part 2.1(c) of the Disclosure Schedule is a wholly-owned direct or indirect Subsidiary of the Company and no other Person holds any Equity Interest (contingent or otherwise) in such Entity. None of the Acquired Corporations is obligated to make or may become obligated to make any future investment in or capital contribution to any other Entity.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto (collectively, the “Company Charter Documents”). The Company has made available to Parent, accurate and complete copies of: (a) the charters of all committees of the board of directors of the Company (the “Company Board”); and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations. None of the Acquired Corporations is in violation of any of the provisions of their respective Company Charter Documents.

2.3 Authority; Binding Nature of Agreement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has duly and unanimously adopted resolutions by which such board of directors has: (a) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock (such recommendation, the “Company Board Recommendation”) and directed that this Agreement be submitted to the Company’s stockholders for consideration at the Company Stockholders Meeting. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.4 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of April 18, 2012 (the “Capitalization Date”), 36,768,915 shares of Company Common Stock were issued and outstanding (inclusive of Company Restricted Stock Awards); and no shares of Preferred Stock were issued or outstanding. As of the Capitalization Date: (i) no shares of Company Common Stock were held in the treasury of the Company; (ii) 4,592,144 shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted under the Option Plans (stock options granted by the Company pursuant to the Option Plans or otherwise are referred to collectively herein as “Company Options”); (iii) 624,332 shares of Company Common Stock were subject to issuance pursuant to outstanding warrants to purchase Company Common Stock (the “Company Warrants”); and (iv) 117,911 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other any other Equity Interest of such Acquired Corporation.

(b) Part 2.4(b) of the Disclosure Schedule sets forth, as of the Capitalization Date, the following information (as applicable) with respect to each Company Option, Company Warrant and Company Restricted Stock Award outstanding as of the Capitalization Date: (i) the name of the holder; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (iii) the exercise price of such Company Option or Company Warrant; (iv) the date on which such Company Option or Company Restricted Stock Award was granted or on which such Company Warrant was issued; (v) the extent to which such Company Option or Company Restricted Stock Award is vested and to which such Company Option or Company Warrant is exercisable as of the Capitalization Date; (vi) the expiration date of any such Company Option or Company Warrant. The Company has made available to Parent accurate and complete copies of (A) the Option Plans, which govern all Company Options and Company Restricted Stock Awards granted by the Company that are outstanding as of the Agreement Date, (B) the forms of all stock option agreements evidencing such options and (C) the forms of all Company Warrants.

(c) Except as set forth in Sections 2.4(a) or 2.4(b) above, and except for rights under the ESPP to purchase shares of Company Common Stock, as of the Agreement Date, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment from an Acquired Corporation or other value from an Acquired Corporation based on the stock price performance of any of the Acquired Corporations

(other than under the Option Plans). There are no outstanding bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Options and Company Warrants, convertible into or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d) All outstanding shares of Company Common Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company or another wholly-owned Subsidiary of the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which any of the Acquired Corporations is a party relating to the voting or disposition of any shares of the capital stock of any Acquired Corporation or granting to any Person the right to elect, or to designate or nominate for election, a director to the Company Board.

2.5 SEC Filings; Financial Statements.

(a) Since December 31, 2008, the Company has filed or furnished on a timely basis all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed by it under applicable Legal Requirements prior to the date hereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by Rule 13a-14 of the Exchange Act and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Documents are accurate and complete, and complied as to form and content with all applicable Legal Requirements as of the date of such filing (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing). To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2012, and the “Company Balance Sheet Date” means December 31, 2011.

(c) The Company maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(d) The Company maintains, and at all times since December 31, 2008 has maintained, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e) None of the Acquired Corporations is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in the Company’s consolidated financial statements or Company SEC Documents.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act.

2.6 Absence of Changes. Between the Company Balance Sheet Date and the Agreement Date:

(a) each of the Acquired Corporations has operated its respective business in the ordinary course and consistent with past practices;

(b) there has not been any Company Material Adverse Effect;

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) there has been no amendment to the Company Charter Documents;

(e) none of the Acquired Corporations has lent money to any Person (other than money advanced to its employees in the ordinary course of business);

(f) none of the Acquired Corporations has materially changed any of its methods of accounting or accounting practices, except as required by GAAP or SEC rules and regulations;

(g) none of the Acquired Corporations has made any material Tax election;

(h) none of the Acquired Corporations has commenced or settled any material Legal Proceeding;

(i) there has not been any event, condition, action or occurrence that, if occurring or taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2(b); and

(j) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(i)” above.

2.7 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets (excluding Intellectual Property Rights and Intellectual Property) purported to be owned by them, including: (a) all assets reflected on the Company Balance Sheet; and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (a) Permitted Encumbrances; and (b) liens described in Part 2.7 of the Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including (a) all assets reflected as leased on the Company Balance Sheet; and (b) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations.

2.8 Receivables. All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business consistent with past practice.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Disclosure Schedule accurately identifies as of the Agreement Date:

(i) (A) each item of Registered IP in which any of the Acquired Corporations has an ownership interest of any nature; (B) the jurisdiction in which such item of Registered IP has been granted, issued, registered or filed and the applicable registration, application and serial numbers, the Acquired Corporation that is the owner thereof, the applicable issuance, grant, registration or renewal date; and (C) any other Person that has an ownership interest in such Registered IP and the nature and the extent of such ownership interest;

(ii) each Contract pursuant to which any Intellectual Property or Intellectual Property Right material to the conduct of the business of any of the Acquired Corporations that is licensed to any of the Acquired Corporations (other than any non-exclusive license to non-customized software that: (A) is so licensed solely in executable or object code form, and (B) is generally available on standard terms); and

(iii) each Contract pursuant to which any Person has been granted any license directly or indirectly from any Acquired Corporation under, or otherwise has received or acquired any right or interest directly or indirectly from any Acquired Corporation in, any material Company IP, other than: (A) any non-exclusive licenses granted to any contractors or consultants for any Acquired Corporation, where such licenses are solely for the purpose of performing services on behalf of such Acquired Corporation; or (B) any non-exclusive licenses granted in the ordinary course of business solely in connection with conducting clinical trials on behalf of an Acquired Corporation.

(b) The Acquired Corporations exclusively own all right, title, and interest to and in, and have a valid and enforceable right to use, the Company IP (other than Intellectual Property Rights licensed to any of the Acquired Corporations), free and clear of any Encumbrances, and have a valid and enforceable right to use all Company IP licensed to the Acquired Corporations as currently used and as currently contemplated to be used. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to record the complete chain of title, including the assignment or transfer to an Acquired Corporation, of the rights held by such Acquired Corporation in the Company IP that is Registered IP and owned (wholly or jointly with others) by any Acquired Corporation have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii) The Acquired Corporations have taken all commercially reasonable and necessary measures to protect, preserve and maintain the secrecy, confidentiality and value of all trade secrets included within the Company IP. Each Person involved in any substantive respect in the creation or development of any Company IP owned (wholly or jointly with others) by any Acquired Corporation has signed an agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting such Company IP.

(iii) No Person has any claim, right or interest (whether or not currently exercisable) to or in any Company IP owned (wholly or jointly with others) by any Acquired Corporation (other than: (A) joint ownership rights identified in Part 2.9(a)(i) of the Disclosure Schedule; (B) any non-exclusive licenses granted to any contractors or consultants for any Acquired Corporation, where such licenses are solely for the purpose of performing services on behalf of such Acquired Corporation; (C) any non-exclusive licenses granted in the ordinary course of business solely in connection with conducting clinical trials on behalf of an Acquired Corporation; and (D) any license rights identified in Part 2.9(a)(iii) of the Disclosure Schedule).

(c) To the Company’s Knowledge, all Registered IP owned (wholly or jointly with others) by any Acquired Corporation is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Each item of Registered IP that is owned (wholly or jointly with others) by any Acquired Corporation is and at all times has been in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline (other than those actions not made or taken that have not jeopardized or diminished any such Registered IP or any Intellectual Property Right therein). Except as set forth in Part 2.9(c)(i) of the Disclosure Schedule, there are no actions that must be taken or payments that must be made within ninety (90) days following the Closing that, if not taken, will adversely affect Company IP that is owned (wholly or jointly with others) by any Acquired Corporation or the right of the Company to use Company IP that is owned (wholly or jointly with others) by any Acquired Corporation as and where used as of the Effective Time.

(ii) No interference, inventorship challenge, opposition, cancellation, invalidity, concurrent use, reissue, reexamination or other Legal Proceeding is pending or, to the Company’s Knowledge, threatened in which the scope, use, right to use, ownership, priority, duration, effectiveness, validity or enforceability of any Company IP that is owned (wholly or jointly with others) by any Acquired Corporation is being contested or challenged or otherwise might trigger any additional payment obligations with respect to any such Company IP.

(d) To the Company’s Knowledge, since December 21, 2006, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company IP that is owned (wholly or jointly with others) by any Acquired Corporation. Part 2.9(d) of the Disclosure Schedule accurately identifies as of the Agreement Date (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the since December 21, 2006 by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP by any Person or regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations or the Company IP. Part 2.9(d) of the Disclosure Schedule identifies any and all judgments, rulings, settlements and agreements issued or reached with respect to any settled or concluded claim or Legal Proceeding relating to Company IP that is owned (wholly or jointly with others) by any Acquired Corporation.

(e) To the Company’s Knowledge, none of the Acquired Corporations has ever infringed, misappropriated or otherwise violated any Intellectual Property or Intellectual Property Right of any other Person.

(f) No infringement, misappropriation or similar claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations or against any of the Company IP that is owned (wholly or jointly with others) by any Acquired Corporation.

(g) None of the Acquired Corporations has received any written notice or other written communication claiming that any Acquired Corporation may be infringing, misappropriating or otherwise violating, or has or may have infringed, misappropriated or otherwise violated, any Intellectual Property or Intellectual Property Rights of another Person, or offering a license to or suggesting that any Acquired Corporation may need a license to any Intellectual Property or Intellectual Property Rights of another Person.

(h) Each individual associated with the filing or prosecution of any Company IP that is owned (wholly or jointly with others) by any Acquired Corporation acted in compliance with his/her duty of candor and good faith requirements with all patent offices where the patents and patent applications that are owned (wholly or jointly with others) by any Acquired Corporation have been filed, including any duty to disclose to such an office all information that (i) is material to patentability, and (ii) known by the individual at any time during which the duty of candor and good faith requirements were applicable.

(i) Except as set forth in Part 2.9(i) of the Disclosure Schedule, (i) none of the Acquired Corporations, nor to the Company’s Knowledge, any other Person, is party to any agreements with Third Parties that materially limit or restrict use of the Company IP owned (wholly or jointly with others) by the Acquired Corporations or require any payments for such use; (ii) no other Person has received a covenant not to sue from any of the Acquired Corporations with respect to Company IP owned (wholly or jointly with others) by any of the Acquired Corporations, or has any proprietary, commercial, joint ownership, royalty or other ownership interest in the Company IP owned (wholly or jointly with others) by any of the Acquired Corporations or the goodwill associated therewith; (iii) none of the Acquired Corporations has entered into any Contract (A) granting any Person the right to defend against or to bring any infringement or other enforcement actions with respect to, or otherwise to enforce rights with respect to, any of the owned (wholly or jointly with others) Company IP or any Company IP that is exclusively licensed to any of the Acquired Corporations or (B) granting any Person the right to control the prosecution of any owned (wholly or jointly with others) Company IP or any Company IP that is exclusively licensed to any of the Acquired Corporations; and (iv) there are no existing Contracts, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to any of the owned (wholly or jointly with others) Company IP or any Company IP that is licensed to any of the Acquired Corporations.

(j) Except as set forth in Part 2.9(j) of the Disclosure Schedule, there are no royalty, license fee, milestone and other payment obligations payable by or to any of the Acquired Corporations with respect to any of the Company IP that is owned (wholly or jointly with others) by any Acquired Corporation.

(k) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by any Acquired Corporation of its obligations hereunder, conflict or will conflict with, alter or impair, any of the Acquired Corporations’ rights in, to and under any Company IP or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company IP or otherwise trigger any additional payment obligations with respect to any Company IP.

(l) The Acquired Corporations own or have a valid and enforceable licensed right to use all Company IP that is material to or necessary for the conduct of their businesses as currently conducted.

(m) No Acquired Corporation other than the Company owns or has any license or sublicense rights to any Company IP.

2.10 Contracts.

(a) For purposes of this Agreement, each of the following (and each Contract entered into after the date hereof that would have been required to be listed in Part 2.10(e) of the Disclosure Schedule if it had been entered into as of the date hereof) shall be deemed to constitute a “Material Contract”:

(i) any Company Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

(ii) any Company Contract: (A) relating to the employment of, or the performance of services by, any director, employee or consultant that requires payments of base salary (or compensation) in excess of $200,000 on an annual basis to any Person; (B) the terms of which obligate or may in the future obligate any of the Acquired Corporations to make any severance, termination or similar payment to any current or former employee; or (C) pursuant to which any of the Acquired Corporations is obligated to make any bonus or similar payment in excess of $50,000 to any current or former employee or director;

(iii) any Company Contract relating to the acquisition, disposition, transfer, development, licensing, sublicensing or sharing of any Intellectual Property Rights (except for: (A) any Company Contract pursuant to which (1) any Intellectual Property Rights are licensed to the Acquired Corporations under any third party software license generally available to the public; or (2) any Intellectual Property Rights are licensed by any of the Acquired Corporations to any Person on a non-exclusive basis; (B) non-disclosure agreements entered into by any Acquired Corporation; or (C) assignment of inventions agreements entered into between any Acquired Corporation and employees, consultants, contractors or service providers of any Acquired Corporation on the Acquired Corporations’ standard form assignment of inventions agreement);

(iv) any Company Contract which provides for indemnification of any current or former officer, director or employee;

(v) each Company Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Company Contract that requires any Acquired Corporation or any of its Affiliates to work exclusively with any Person in any particular area) or any other similar limitation on the ability of an Acquired Corporation or any of its Affiliates (including, after the Effective Time, Parent or any of its Affiliates) to transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time;

(vi) each Company Contract with any other Acquired Corporation, any director, officer or other Affiliate of any Acquired Corporation, and any current holder of capital stock of the Company or any Affiliate (other than any Person holding Company Warrants or incentive awards under any Company stock plan);

(vii) each Company Contract (A) requiring or otherwise involving the potential payment by or to an Acquired Corporation of more than an aggregate of $500,000 on an annual basis, (B) in which any Acquired Corporation has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (C) in which any Acquired Corporation has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(viii) each Company Contract for the disposition of all or any significant portion of the assets or business of any of the Acquired Corporations or for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(ix) each Company Contract for any joint venture, partnership, strategic alliance, collaboration, material research and development project or similar arrangement;

(x) each Company Contract (A) under which any Acquired Corporation has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any Person, or (B) providing for a security interest or other Encumbrance (other than any Permitted Encumbrance) in any material property or assets of any Acquired Corporation;

(xi) each Company Contract under which (A) any Person has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Acquired Corporation or (B) any Acquired Corporation has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Person (other than another Acquired Corporation), in each case other than (1) endorsements for the purpose of collection in the ordinary course of business and (2) ordinary course Company Contracts relating to research and development of products;

(xii) except for Company Contracts covered by clause (ix) above, each Company Contract under which any Acquired Corporation has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than another Acquired Corporation;

(xiii) each material “single source” supply contract pursuant to which goods or materials are supplied to any Acquired Corporation from an exclusive source;

(xiv) each material Company Contract that relates to the Key Product not otherwise covered by the other clauses of this Section 2.10(a);

(xv) each material Company Contract that is not terminable by any Acquired Corporation (without penalty) on notice of ninety (90) days or less;

(xvi) each Company Contract (A)relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, or right of maintenance with respect to any securities, or (C) containing a put, call or right of first refusal pursuant to which any Acquired Corporation would reasonably be expected to be required to purchase or sell, or otherwise acquire or transfer, as applicable, any securities of any Person;

(xvii) each Company Contract that (A) requires or permits any Acquired Corporation (or any successor), or an acquirer of any Acquired Corporation, to make any payment to another Person as a result of a change of control of the Company, (B) gives another Person a right to receive or elect to receive such payment or (C) is subject to modification or termination as a result of a change of control of any Acquired Corporation; and

(xviii) each Company Contract that would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or otherwise materially impair the ability of the Company to perform its obligations hereunder.

(b) Each Material Contract is valid, binding and in full force and effect, and, to the Company’s Knowledge, is enforceable in accordance with its terms by each Acquired Corporation party thereto, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is no Company Contract that includes a standstill provision or other provision prohibiting the acquisition of equity securities of any Acquired Corporation by a Third Party or of a Third Party by any Acquired Corporation other than nondisclosure agreements with potential acquirors of any Acquired Corporation.

(c) (i) None of the Acquired Corporations has, in any material respect, violated or breached, or committed any default under, any Material Contract; and (ii) to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract.

(d) To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a material violation or breach of any provision of any Material Contract; (ii) give any

Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(e) Part 2.10(e) of the Disclosure Schedule lists all Material Contracts as of the Agreement Date. The Company has made available to Parent each Material Contract (including all amendments thereto).

2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, in each case which are required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts made available to Parent prior to the Agreement Date; and (d) liabilities and obligations under this Agreement.

2.12 Compliance with Legal Requirements.

(a) Each of the Acquired Corporations is, and at all times since December 31, 2008 has been, in compliance in all material respects with all applicable Legal Requirements. Since December 31, 2008, none of the Acquired Corporations has received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for violations or failures to comply which have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(b) Each of the Acquired Corporations is, and at all times since December 31, 2008 has been, in compliance in all material respects with all applicable Legal Requirements, other than Drug Laws (as to which compliance is addressed in paragraphs (b)-(o) of this Section 2.12). Since December 31, 2008, none of the Acquired Corporations has received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for violations or failures to comply which have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) Each of the Acquired Corporations that are subject to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder, the Public Health Service Act, as amended, or similar Legal Requirements of any foreign jurisdiction (collectively, “Drug Laws”), is and at all times since December 31, 2008 has been in compliance in all material respects with all applicable requirements under all such Drug Laws, including those relating to “Good Laboratory Practices” (“GLP”), “Good Clinical Practices” and “Good Manufacturing Practices” (“GMP”) (as those terms are defined by the U.S. Food and Drug Administration (“FDA”)), adverse event reporting and recordkeeping.

(d) None of the Acquired Corporations has received any written notice from the FDA or any other Governmental Body alleging any violation of any Drug Law. None of the Acquired Corporations has received any: (i) written notices of inspectional observations (including those recorded on Form FDA 483), establishment inspection reports, warning letters, untitled letters; (ii) written notice of any intention to conduct an investigation or review; or (iii) other documents issued by the FDA or any other Governmental Body alleging a material lack of compliance with any Drug Law by any Acquired Corporation.

(e) Each preclinical test performed by or on behalf of the Acquired Corporations in support of human studies in connection with or as the basis for any submission to the FDA or other comparable Governmental Body, filed under an Investigational New Drug Application, Clinical Trial Application, or other foreign equivalent has been conducted in accordance, in all material respects, with applicable GLP requirements, including those contained in 21 C.F.R. Part 58.

(f) Each human clinical trial conducted by the Acquired Corporations, or to the Company’s Knowledge, by a Third Party on behalf of an Acquired Corporation, has been or is being conducted in material compliance with all applicable requirements of “Good Clinical Practice” and “Informed Consent” and “Institutional Review Boards” (as those terms are defined in FDA 21 C.F.R. Parts 50, 54, 56 and 312) and, where applicable, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and Human Services, and all similar provisions under applicable comparable foreign Drug Laws. Except as set forth in Part 2.12(f) of the Disclosure Schedule, none of the Acquired Corporations, nor, to the Company’s Knowledge, any Person under contract to any Acquired Corporation, has received any written notice that the FDA or any other Governmental Body or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or to suspend or terminate any Investigational New Drug Application (or foreign equivalent thereto) sponsored by any Acquired Corporation, or otherwise restrict the preclinical research on or clinical study of any product candidate of the Acquired Corporations. Notwithstanding the foregoing, any representation is made only to the Company’s Knowledge with respect to activities by Third Parties to which an Acquired Corporation has transferred its regulatory obligations under the provisions of 21 C.F.R. Section 312.52 or any comparable foreign Drug Law.

(g) All clinical trials conducted by or on behalf of any Acquired Corporation and the results of all such clinical trials have been registered and disclosed to the extent required by and in accordance with all applicable Drug Laws.

(h) The manufacturing operations of each Acquired Corporation or, to the Company’s Knowledge, under contract to any of the Acquired Corporations, have been and are being conducted in accordance, in all material respects, with applicable current GMP.

(i) No product candidate manufactured, tested, distributed or held by any of the Acquired Corporations has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product candidate or pre-market approvals are pending or, to the Company’s Knowledge, threatened, against any of the Acquired Corporations or any of their respective Affiliates, nor have any such proceedings been pending at any time. The Company has, prior to the execution of this Agreement, made available to Parent all information in its possession or control about adverse drug experiences, including information derived from clinical investigations prior to any market authorization approvals or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed or held by the Acquired Corporations or any of their licensors or licensees in the possession of the Acquired Corporations (or to which any of them has access). In addition, the Company (and each of the other Acquired Corporations, as applicable) has filed all annual and periodic reports, amendments and Investigational New Drug Safety Reports required for any of its product candidates required to be made to the FDA or any other Governmental Body.

(j) There are no proceedings pending or, to the Company’s Knowledge, threatened against any Acquired Corporation with respect to (i) a violation by any Acquired Corporation of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of any Acquired Corporation.

(k) Part 2.12(k) of the Disclosure Schedule sets forth an accurate and complete listing as of the date hereof by study title and report number of all preclinical studies and clinical trials previously or currently undertaken or sponsored with respect to any product candidate of the Acquired Corporations in connection with or as the basis for any regulatory submission by or on behalf of the Acquired Corporations to the FDA or any other Governmental Body. Accurate and complete copies of all such data and reports made available to the Company with respect to the studies and trials listed in Part 2.12(k) of the Disclosure Schedule have been provided for review to Parent, and the Company has otherwise provided or made available for review all material preclinical and material clinical studies and trials and all other material information known to it regarding the efficacy and safety of such product candidates.

(l) No Acquired Corporation, nor any other Person on behalf of or for the benefit of any Acquired Corporation, is marketing, distributing, selling or otherwise commercializing any product, or previously has done so.

(m) The Acquired Corporations have delivered or made available to Parent all forms, licenses, reports, applications, material correspondence and material meeting minutes received from or sent to the FDA and any other similar Governmental Body, and all written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Body, relating to any product candidate of the Acquired Corporations or to compliance with any Drug Law, including any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or comparable foreign Governmental Bodies.

(n) None of the Acquired Corporations, or any officer, employee or, to the Company’s Knowledge, agent of any Acquired Corporation, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991). None of the Acquired Corporations or, to the Company’s Knowledge, any officer, employee or agent of any Acquired Corporation has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar state or federal law or (ii) exclusion from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar state or federal law.

(o) None of the Acquired Corporations, and no director, officer, agent or employee of any Acquired Corporation, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other Federal, foreign or state anti-corruption or anti-bribery law or requirement applicable to any of the Acquired Corporations.

2.13 Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each of the Acquired Corporations is, and at all times since December 31, 2008 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since December 31, 2008, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements and are accurate and complete in all material respects. All Taxes shown on such Company Returns to be paid by the Acquired Corporations on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Agreement Date in accordance with GAAP, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Acquired Corporations in the ordinary course of business consistent with past practice.

(c) No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax.

(e) There are no liens for Taxes upon any of the assets of any Acquired Corporation except liens for current Taxes not yet due and payable.

(f) None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g) There is no agreement, plan, arrangement or other Contract covering any Company Associate that, considered individually or considered collectively with any other such Contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. None of the Acquired Corporations is a party to any Contract, nor does it have any obligations (current or contingent), to compensate any person for excise Taxes paid pursuant to Section 4999 of the Code.

(h) No written claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that such Acquired Corporation is or may be subject to taxation by that jurisdiction.

(i) There is no Company Contract relating to allocating or sharing of Taxes. No Acquired Corporation: (i) is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any portion of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); or (ii) is a party to or bound by any Contract providing for payments by such Acquired Corporation with respect to any amount of Taxes of any other Person.

(j) No Acquired Corporation has participated, or is currently participating, in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Legal Requirement.

(k) All of the Acquired Corporations have duly and timely withheld, collected, paid and reported to the proper Governmental Bodies all Taxes required to have been withheld, collected, paid or reported.

(l) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings with respect to Taxes have been entered into or issued by any Governmental Body with respect to any of the Acquired Corporations.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code, and other similar material benefit plans, programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), formal or informal, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any foreign or domestic former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b) of ERISA, as well as each plan, program, Contract, arrangement or policy with respect to which any of the Acquired Corporations would reasonably be expected to have liability, with specific disclosure of any plan that has ever involved, or would reasonably be expected to involve, such liability under Title IV of ERISA or Section 412 of the Code (collectively, the “Company Employee Plans”). The Company has made available to Parent copies of (i) each such written Company Employee Plan (or a written summary of an unwritten plan), including all amendments thereto and all related trust agreements, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each Company Employee Plan, summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants; (ii) the three (3) most recent annual reports on Form 5500 series, with accompanying schedules and attachments, required to be filed with respect to each Company Employee Plan required to make such a filing; (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA; (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing; (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination); (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iv) or (v) above are not required under ERISA; and (vii) all correspondence between the Internal Revenue Service or the Department of Labor and the Company or any of the other Acquired Corporations.

(b) (i) None of the Company Employee Plans promises or provides retiree or other post-termination medical or other retiree or post-termination welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) to the Company’s Knowledge, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan which would reasonably be expected to subject any of the Acquired Corporations, directly or indirectly, to a Tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) to the Company’s Knowledge, no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have been operated in compliance in all material respects with all applicable Legal Requirements, and may by their terms be amended or terminated at any time without the consent of any other Person, subject to applicable Legal Requirements and the terms of each Company Employee Plan, and each of the Acquired Corporations has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Company Employee Plan, and the Company has no Knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to such plan’s qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), and, to the Company’s Knowledge, nothing has occurred since the issuance of such letter which may reasonably be expected to impair such favorable determination or otherwise impair the qualified status of such plan; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to any Acquired Corporation nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day notice requirement has not been waived; and (viii) none of the Acquired Corporations has incurred or reasonably expects to incur any liability under Title IV of ERISA including any liability arising out of or resulting from an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

(c) Except as set forth in the Company SEC Documents: (i) none of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 2011, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event (such as a termination of employment), will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits or the acceleration of any options or other equity-based award under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement; and (v) none of the Acquired Corporations will be denied an income tax deduction pursuant to Section 162(m) or 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement.

(d) Except as set forth in the Company SEC Documents: (i) there are no controversies pending or, to the Knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective employees; (ii) none of the Acquired Corporations is in breach of any collective bargaining agreement or other labor union contract applicable to persons employed by any of the Acquired Corporations, nor does the Company have any Knowledge of any activities or proceedings of any labor unions to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of any of the Acquired Corporations; (iii) none of the Acquired Corporations is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against any of them before the National Labor Relations Board; and (iv) each of the Acquired Corporations has materially complied with all Legal Requirements applicable to employees, including those relating to employment discrimination, disability rights or benefits, equal opportunity, plant closure and other employee protections such as those provided under the Federal Worker Adjustment Retraining and Notification Act, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, immigration and the classification of employees and independent contractors.

(e) Neither the consideration nor implementation of the transactions contemplated under this Agreement, either alone or in combination with any other event (such as a termination of employment), will increase: (i) the obligation of any Acquired Corporation to make contributions or any other payments to fund benefits accrued under the Company Employee Plans; or (ii) the benefits accrued or payable with respect to any participant under the Company Employee Plans. Each of the Company Employee Plans may be amended or terminated at any time by action of the plan sponsor’s board of directors, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the Company Employee Plan and compliance with applicable Legal Requirements.

2.16 Real Property; Leasehold. None of the Acquired Corporations own any real property or any interest in any real property, except for the leaseholds created under the real property leases identified in Part 2.16 of the Disclosure Schedule (“Leases”). The Company is the sole holder of a good, valid and subsisting leasehold interest in each Lease free and clear of Encumbrances other than Permitted Encumbrances.

2.17 Environmental Matters. Except as described in Part 2.17 of the Disclosure Schedule: (a) the Acquired Corporations are, and since September 30, 2007 have been, in compliance with all applicable Environmental Laws in all material respects; (b) between September 30, 2007 and the Agreement Date, no Acquired Corporation has received from any Governmental Body any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed of by an Acquired Corporation, except for notices of liability that have been cured, notices that have been withdrawn or are no longer pending; and (c) neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of any Governmental Body, pursuant to any applicable Environmental Law.

2.18 Insurance. Since December 31, 2008, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation, nonrenewal or rescission of or any attempt to void or invalidate any insurance policy; (b) denial, reservation of right(s) to deny, rejection or attempted recoupment of any material claim under any insurance policy; or (c) material adjustment in the amount, basis or type of premium, deductibles, retentions or coinsurance with respect to any insurance policy. All information provided to insurers (in applications, in connection with actual or potential claims and otherwise) on behalf of each of the Acquired Corporations is accurate and complete to the extent that the failure of such information to be accurate and complete would entitle the applicable insurer to cancel the insurance policy procured on the basis of or in reliance on such information, reduce the scope of coverage under such policy, increase the premiums payable by the Acquired Corporations or otherwise take any action adverse to any of the Acquired Corporations in any material respect. The Company has provided timely written notice to the appropriate issuer(s) of each Legal Proceeding pending or threatened in writing against any of the Acquired Corporations in the format and within the time period required by the insurance policy or policies in question and governing law, and no such insurer has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed in writing to any of the Acquired Corporations of its intent to do so. The Company has made available to Parent accurate and complete copies of all insurance policies (or, if such insurance policies have not yet been issued, binders of insurance) insuring the Acquired Corporations for which the policy period has not yet ended; provided, however, that the Company has obtained, but has not made available to Parent, the insurance policies with respect to clinical sites as required by any Company Contract. All such insurance policies are in full force and effect, all premiums thereon have been timely paid or, if not yet due, accrued. There are no material claims asserted by or on behalf of the Acquired Corporations that are currently pending under any insurance policies regardless of the policy period.

2.19 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Company Associate (in his or her capacity with the Acquired Corporations as such) or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges or that, if decided adversely to any Acquired Corporation, would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated hereby. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Company’s Knowledge, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.20 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.21 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of: (A) the certificate of incorporation, bylaws or other charter or organizational documents of any Acquired Corporation; or (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any material portion of the assets owned or used by any of the Acquired Corporations, is subject (except in each case pursuant to: (A) the HSR Act or any applicable foreign Legal Requirement relating to antitrust or competition matters; or (B) existing rights of stockholders under the DGCL);

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (C) accelerate the maturity or performance of any Material Contract; or (D) cancel, terminate or modify any term of any Material Contract, except in each case where the contravention of, conflict with, or violation or breach of any such provision, or the giving to any Person of such rights, would not, individually or in the aggregate, have a Company Material Adverse Effect; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for Permitted Encumbrances).

(b) Except as may be required by the Exchange Act, the DGCL and the HSR Act, none of the Acquired Corporations was, is or will be required to make any filing with, give any notice to or obtain any Consent from any Person in connection with (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.22 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the Agreement Date, no present or former officer or director of any Acquired Corporation or any Person beneficially owning 5% or more of the shares of Company Common Stock or any other Affiliate, and no family member of any such Person, is a party to any loan, lease or other Company Contract or has engaged in any transaction with any of the foregoing within the three years preceding the Agreement Date.

2.23 Fairness Opinion. The Company Board has received the written opinion of Merrill Lynch Pierce, Fenner & Smith Incorporated, financial advisor to the Company, dated as of the Agreement Date and addressed to the Company Board, to the effect that subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Price is fair, from a financial point of view, to the stockholders of the Company. As soon as practicable after the Agreement Date, the Company shall provide Parent with a complete copy of such written opinion of such financial adviser.

2.24 Financial Advisor. Except for Merrill Lynch Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations.

2.25 Inapplicability of Anti-Takeover Statutes. The restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other transactions contemplated hereby and thereby. No other state takeover statute or similar Legal Requirement applies or purports to apply to this Agreement, the Voting Agreements, the Merger or the other transactions contemplated hereby or thereby.

2.26 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND

MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Valid Existence. Parent and Merger Sub are corporations validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Parent of this Agreement has been duly authorized by any necessary action on the part of Parent and its board of directors. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Merger Sub of this Agreement has been duly authorized by any necessary action on the part of Merger Sub and its board of directors (subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption shall occur immediately after the execution and delivery of this Agreement by the parties hereto). This Agreement constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or any of the other transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time): (a) result in a violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

3.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date: (a) there is no Legal Proceeding pending against Parent or Merger Sub challenging the Merger; and (b) to Parent’s knowledge, no Legal Proceeding has been threatened against Parent or Merger Sub challenging the Merger.

3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

3.6 Financing. Parent has available to it as of the Agreement Date and will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all shares of Company Common Stock outstanding at the Effective Time.

3.7 Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.8 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article II or in any certificate delivered by the Company pursuant to this Agreement, Parent and Merger Sub hereby acknowledge and agree that none of the Acquired Corporations, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Acquired Corporations or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

3.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates and Representatives, Parent and Merger Sub and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Acquired Corporations and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their business and operations. Parent and Merger Sub hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar; (b) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) none of the Acquired Corporations, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE IV.

COVENANTS

4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Corporations’ Representatives, books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Merger. Information obtained by Parent or Merger Sub pursuant to this Section 4.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 4.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (ii) result in a violation of applicable Legal Requirements; or (iii) result in a loss of the attorney-client privilege or work product doctrine of the Company or any of its Subsidiaries; provided, that with respect to clauses (i) through (iii) of this Section 4.1, (A) the Company shall use commercially reasonable efforts to (1) obtain the consent of any Third Party required to provide such access or disclosure, or (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company, and (B) any information that otherwise would be withheld shall be provided to outside legal counsel to Parent to the extent required to comply with applicable Legal Requirements, including antitrust Legal Requirements; and, provided further, that prior to the Company disclosing any information that legal counsel to the Company reasonably believes would result in a loss of the attorney-client privilege or work product doctrine, Parent and the Company will enter into a mutually acceptable common interest agreement. No investigation pursuant to this Section 4.1 or by Parent or its Representatives at any time prior to or following the Agreement Date shall affect or be deemed to modify any representation or warranty made by the Company herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

4.2 Operation of the Company’s Business.

(a) Except: (i) as expressly required or permitted by this Agreement; (ii) as required by applicable Legal Requirements; (iii) as set forth in Part 4.2(a) of the Disclosure Schedule; or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall: (A) ensure that each of the Acquired Corporations conducts its business (1) in the ordinary course and consistent with past practices and (2) in material compliance with all applicable Legal Requirements and Material Contracts; (B) ensure that each of the Acquired Corporations uses commercially reasonable efforts to preserve intact its material assets, properties, Contracts and Consents and its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, licensors, licensees, regulators and other Persons having business relationships with such Acquired Corporation; and (C) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all material assets of the Acquired Corporations.

(b) Without limiting Section 4.2(a), except: (i) as expressly required or permitted by this Agreement; (ii) as required by applicable Legal Requirements; (iii) as set forth in Part 4.2(b) of the Disclosure Schedule; or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not authorize any of the other Acquired Corporations to:

(i) amend the Company Charter Documents;

(ii) (A) directly or indirectly issue, sell or grant any shares of any class of securities or other Equity Interests of the Company or any of its Subsidiaries (the “Company Securities”), or any call, right, warrant or option to acquire any Company Securities, or any instrument convertible into or exchangeable for any Company Securities, provided that the Company may (1) issue shares of Company Common Stock pursuant to the ESPP or upon the exercise or settlement of Company Warrants, Company Options or Company Restricted Stock Awards that are outstanding on the Agreement Date in accordance with their terms, and (2) adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company stockholders in connection therewith; provided, that any such shareholder rights plan exempts (x) Parent and its Affiliates from being deemed an “acquiring person” (or any similar term) thereunder and (y) the Merger and any other acquisition by Parent or Merger Sub of any Company Securities from triggering any “flip-over,” “flip-in” or exchange rights provided thereunder; (B) redeem, purchase or otherwise reacquire any outstanding Company Securities, except pursuant to the ESPP or in connection with the exercise or settlement of Company Warrants, Company Options or Company Restricted Stock Awards that are outstanding on the Agreement Date in accordance with their terms; (C) split, combine or reclassify any Company Securities; or (D) except as required by applicable Legal Requirements or as contemplated by the terms of this Agreement, amend or otherwise modify any of the terms of any outstanding Company Option or Company Restricted Stock Award;

(iii) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Common Stock or any capital stock of any of the Company’s Subsidiaries;

(iv) form any subsidiary, acquire any Equity Interest, make, by contribution to capital, property transfers, purchase of securities or otherwise, any investment (other than investments in marketable securities and cash equivalents) in any Person other than a wholly-owned Subsidiary in the ordinary course of business and consistent with past practice, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction; or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) sell, license, sublicense, pledge, dispose of or lease any right or other asset to any Person, except in each case for assets: (A) acquired, licensed, sublicensed, leased or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company;

(vi) lend money to any Person (other than advances to its employees in the ordinary course of business and consistent with past practice);

(vii) incur, guarantee or otherwise become liable for any indebtedness (or enter into a “keep well” or similar agreement), including through borrowings under any of the Company’s existing credit facilities, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation, except for debt incurred in the ordinary course of business on commercially reasonable arm’s-length terms (and in any event, subject to prepayment without notice, premium or penalty) under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, which shall not exceed $5,000,000 in the aggregate;

(viii) (A) enter into, establish, adopt, terminate or amend any Company Employee Plan or the ESPP (or any plan, program or arrangement that would be a Company Employee Plan if it were in existence on the date of this Agreement), except that the Company may amend the Company Employee Plans to the extent required by applicable Legal Requirements and may amend the ESPP as and to the extent contemplated hereunder; (B) pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation) or remuneration payable to, any of its employees, former employees, consultants, former consultants or directors, except that the Company may provide any routine salary increases to its employees in the ordinary course of business and consistent with past practice and in connection with the Company’s customary employee review process and may make customary bonus and profit-sharing payments in accordance with plans or arrangements existing on the Agreement Date (to the extent complete and accurate copies of such plans or arrangement have been provided by the Company to Parent); (C) hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000, except (1) for employees hired pursuant to offers of employment outstanding on the Agreement Date or (2) in order to fill a position vacated after the Agreement Date to the extent necessary to fulfill an essential function and only on commercially reasonable terms permitting termination without penalty upon thirty (30) days’ notice or less, or retain any independent contractor, or, except in the ordinary course of business, terminate the employment or services of any director, officer, employee or consultant; (D) except as required by any Contract in effect on the Agreement Date (a complete and accurate copy of which has been provided by the Company to Parent), grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer, employee, consultant or former employee or consultant; (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Employee Plan except as provided in Section 1.6 of this Agreement; (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan; or (G) induce or attempt to induce, any director, officer, employee or consultant of any Acquired Corporation, whether directly or indirectly, to terminate his or her employment or service to any Acquired Corporation;

(ix) make any material changes to its methods of accounting or accounting practices, except as required by GAAP or SEC rules and regulations;

(x) commence, settle, compromise or otherwise resolve any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement;

(xi) (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Legal Requirements), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xii) make any capital expenditure other than in the ordinary course of business and to the extent not exceeding $250,000 in the aggregate; provided, that no capital expenditures shall be made involving the purchase of real property;

(xiii) (A) enter into or terminate (other than expiration in accordance with its terms) any Material Contract or other Contract that would constitute a Material Contract if entered into as of the date of this Agreement, (B) modify or amend or renew (other than renewal in accordance with its terms and in the ordinary course of business consistent with past practice), or waive any material right or remedy under, any Material Contract; (C) enter into or extend the term or scope of any Contract that explicitly restricts the right or ability of the Company, or any of its Subsidiaries or Affiliates, to compete with any Person, transact business with any other Person or operate in any geographic area; (D) enter into any Contract that would be breached by, or require the consent of any Third Party in order to continue in full force following, consummation of the Merger, or (E) enter into any Contract with any stockholder of the Company or Affiliate (other than the Company) of any such stockholder;

(xiv) (A) fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any Company IP in full force and effect or to diligently prosecute applications for registration of Company IP; (B) sell, assign, license, sublicense, pledge, impair, abandon, fail to maintain, transfer or otherwise dispose of any right, title or interest of any Acquired Corporation in any Company IP; (C) grant, extend, amend, waive, cancel or modify any rights in or to the Company IP; or (D) divulge, furnish to or make accessible any trade secrets or know-how within Company IP to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets or know-how;

(xv) other than in the ordinary course of business, (A) enter into any new insurance policy (other than an insurance policy replacing an existing policy and containing substantially similar terms as such existing policy), or (B) amend or cancel any insurance policies (except if the canceled policy is replaced by a policy containing substantially similar terms to such canceled policy);

(xvi) approve, adopt, permit or agree to any reduction in the then applicable exercise or conversion price of any Company Warrant or any increase in the number of shares of Company Common Stock issuable upon exercise or conversion thereof;

(xvii) take any action that (A) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Governmental Authorization necessary to consummate the Merger or the expiration or termination of any applicable waiting period, or (B) would be reasonably expected to increase in any material respect the risk of any Governmental Body entering an order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) prohibiting or impeding the consummation of the Merger; or

(xviii) authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

4.3 Company Stockholder Meeting.

(a) As soon as practicable after the Agreement Date (and, in any event, subject to Parent’s obligations in the immediately following sentence, within fifteen (15) Business Days thereafter), the Company shall prepare and file with the SEC a proxy statement (collectively, as amended or supplemented, the “Proxy Statement”) that will be provided to the Company’s stockholders in connection with solicitation of proxies for use at the meeting of the Company’s stockholders called to vote upon the Merger and the adoption of this Agreement (the “Company Stockholders Meeting”). Parent and Merger Sub, as the case may be, shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Legal Requirements, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective Representatives for use in the Proxy Statement if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein, or to the extent necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Legal Requirements. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Merger Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.

(b) The Company shall, as soon as practicable after the Agreement Date, in accordance with applicable Legal Requirements and the Company Charter Documents, duly call, give notice of, set a single record date for, and convene and hold the Company Stockholders Meeting. The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in accordance with applicable Legal Requirements. Unless a Change in Company Board Recommendation shall have occurred, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and shall take any other reasonable measures to secure the Required

Stockholders Vote. Once the Company Stockholders Meeting has been noticed and called, any postponement or adjournment of the Company Stockholders Meeting shall require the prior written consent of the Parent other than in the event that (i) such postponement or adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company and its counsel reasonably determine is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (ii) such postponement or adjournment is required to obtain the Required Stockholder Vote or (iii) the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable Legal Requirements; provided, that, if the Company Stockholders Meeting is postponed or adjourned pursuant to clause (i), (ii) or (iii) above to a date that is later than three (3) Business Days prior to the Outside Date, then the Outside Date shall be extended until the third (3rd) Business Day after the date to which the Company Stockholders Meeting has been postponed or adjourned. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Company Stockholders Meeting one time (for a period of not more than fifteen (15) days but not past the date that is two (2) Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Merger, which have not been withdrawn, such that the condition in Section 5.1(a) will be satisfied at such meeting. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Legal Requirements or the Company Charter Documents. Unless this Agreement is validly terminated in accordance with Section 6.1, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company Board shall have effected a Change in Company Board Recommendation. During the last seven (7) Business Days prior to the date of the Company Stockholders Meeting, the Company shall, upon the reasonable request of Parent and at reasonable intervals, advise Parent as to the aggregate tally of proxies received by the Company with respect to the Required Stockholder Vote. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Legal Requirements to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

4.4 No Solicitation by the Company; Other Offers.

(a) Subject to Section 4.4(b), from the Agreement Date until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly through another Person: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal; (iii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal; (iv) approve or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (v) resolve or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. The Company shall promptly deny access to any data room (whether virtual or actual) containing any confidential information previously furnished to any Third Party relating to the consideration of any Acquisition Proposal by any such Third Party.

(b) Notwithstanding anything in this Section 4.4 to the contrary, at any time prior to the adoption of this Agreement by the Required Stockholder Vote, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement in circumstances not involving a material breach of this Agreement that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside legal counsel) that failure to take such action would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under applicable Legal Requirements: (i) furnish information (including by providing access to a data room, whether virtual or actual) with respect to the Acquired Corporations to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that all such information shall have been previously provided to Parent or is provided to Parent at substantially the same time that it is provided by the Company to such Person; and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal; and provided further, that, prior to taking any of the actions described in clauses (i) or (ii) above, the Company and such Person enter into a confidentiality agreement in customary form that is no less favorable in the aggregate to the Company than the Confidentiality Agreement.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) after receipt, notify Parent of any Acquisition Proposal, inquiry or request relating to an Acquisition Proposal or request for non-public information relating to an Acquisition Proposal and, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal, inquiry or request and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person that describe the material terms and conditions of such proposal, inquiry or request), and (i) promptly (and, in any event, within three (3) hours) after the meeting of the Company Board to consider such Acquisition Proposal, shall notify Parent as to whether the Company intends to participate or engage in discussions or negotiations with, or furnish nonpublic information to, such Person; (ii) shall keep Parent informed of all material developments affecting the status and terms of any such proposals, inquiries and requests and (iii) shall promptly provide Parent with copies of any additional written materials that describe the material terms and conditions of such proposal, inquiry or request.

(d) The Company Board shall not: (i) fail to make the Company Board Recommendation to the Company’s stockholders (including through any failure to include the Company Board Recommendation in the Proxy Statement); (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; (iii) in the event that an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent’s written request; (iv) adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal or publicly propose to adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal; or (v) resolve to take any such actions (each such foregoing action or failure to act in clauses “(i)” through “(v)” being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the Company Board may, at any time prior to the adoption of this Agreement by the Required Stockholder Vote, take any of the actions set forth in Sections 4.4(d)(i)-(iii) below; provided, however, that prior to taking any such action the Company complies with Section 4.4(e) of this Agreement:

(i) effect a Change in Company Board Recommendation in response to an unsolicited bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn if the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements and the Company Board concludes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, that such Acquisition Proposal constitutes a Superior Proposal;

(ii) effect a Change in Company Board Recommendation if the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; and

(iii) terminate this Agreement pursuant to Section 6.1(h) and enter into a Company Acquisition Agreement, but only if the Company receives an unsolicited, bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn that the Company Board concludes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to enter into such definitive agreement would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements.

(e) Notwithstanding anything to the contrary set forth in Section 4.4(d), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 4.4(d)(i) or Section 4.4(d)(ii); or (ii) terminate this Agreement and enter into any Company Acquisition Agreement pursuant to Section 4.4(d)(iii), unless: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (1) make a Change in Company Board Recommendation (a “Recommendation Change Notice”) or (2) terminate this Agreement pursuant to Section 6.1(h) in response to a Superior Proposal (a “Superior Proposal Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); (B) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with) Parent in making adjustments to the terms and conditions of this Agreement; and (C) Parent does not make, within three (3) Business Days after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel and, in the case of a Superior Proposal, the Company’s financial advisor), cause such events, facts and circumstances to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the Acquisition Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. Any material changes with respect to such events, facts or circumstances mentioned above, or material changes to the financial terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting a Change in Company Board Recommendation in accordance with the terms hereof or terminating this Agreement pursuant to Section 6.1(h) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new three (3) Business Day period in which to negotiate.

(f) Nothing contained in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; provided, however, that this Section 4.4(f) shall not affect the obligations of the Company and the Company Board and the rights of Parent and Merger Sub under Sections 4.4(d) and 4.4(e) of this Agreement, to the extent applicable to such disclosure (it being understood that any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Company Board Recommendation).

4.5 Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable (and in any event within ten (10) Business Days): (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger; and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other antitrust, competition, trade regulation, or other Legal Requirements relating to the Merger (except as otherwise expressly provided herein). Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice, U.S. Federal Trade Commission or any other Governmental Body; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Body; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice, subject to advice of such party’s antitrust counsel; and (D) take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any foreign antitrust, competition or similar Legal Requirements. In connection with the foregoing: (1) whenever possible, each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Body with respect to the Merger, subject to advice of such party’s antitrust counsel; (2) where reasonably practical, none of the parties hereto shall independently participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Body in respect of any filings or inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, the opportunity to attend or participate; (3) if one party is prohibited by applicable Legal Requirements or by the applicable Governmental Body from participating in or attending any meetings, conferences or conversations, the attending party shall keep the other reasonably apprised with respect thereto; and (4) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust laws. Without limiting the foregoing, but subject to Section 4.5(b) and Section 4.5(c), the Company and Parent shall each use its reasonable best efforts to eliminate impediments under any antitrust law that may be asserted by any Governmental Body so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Legal Requirements or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Merger; provided, however, that in no event shall Parent or Merger Sub be obligated to, and the Company shall not, without the prior written consent of Parent, agree to or proffer any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain any consents contemplated by this Section 4.5(b).

(c) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 4.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 6.1 so long as such party has up to then complied in all material respects with its obligations under this Section 4.5, or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate, or cause any of its Subsidiaries to dispose of or hold separate, any part of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries), (B) not compete in any geographic area or line of business, (C) restrict, prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates in any part of the world, (D) divest, or cause any of its Subsidiaries to divest, any shares of Company Common Stock, or (E) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the Company’s stockholders.

4.6 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 4.4, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

4.7 Director and Officer Liability.

(a) During the period beginning on the Closing Date and ending on the sixth (6th) anniversary thereof, Parent shall cause the Company or Surviving Corporation, as the case may be, to the extent permitted by applicable Legal Requirements, to: (i) indemnify, defend and hold harmless all past and present directors and officers of the Acquired Corporations as of the Effective Time (such Persons, “Indemnified Persons”), against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to such Indemnified Persons to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company pursuant to the Company

Charter Documents and the indemnification agreements of the Company in existence on the date hereof with any directors and officers of the Company; and (ii) include and cause to be maintained in effect in the Company or the Surviving Corporation’s (or any successor’s), as the case may be, charter and bylaws the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents. If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns: (A) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.7.

(b) The Company shall, prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the Indemnified Persons than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Merger.

4.8 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement was at the time made untrue or inaccurate in any material respect or has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto;

(b) to the extent the Company or Parent, as the case may be, has Knowledge of such notice or communication, of any written communication from any Person alleging that the consent of such Person is required in connection with the Merger;

(c) without limitation of the parties’ respective obligations under Section 4.5, of any written communication from any Governmental Body related to this Agreement, the Merger or the other transactions contemplated hereunder;

(d) of any Legal Proceedings commenced and served on the Company or, to its Knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, (i) if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement, or (ii) relates to this Agreement or the transactions contemplated hereunder; and

(e) any event, condition, fact or circumstance (i) that would make the timely satisfaction of any of the conditions set forth in Article V impossible or unlikely or (ii) that has had or would reasonably be expected to have a Company Material Adverse Effect.

4.9 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 6.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement or the Merger and shall keep Parent reasonably informed regarding any such shareholder litigation; and (b) the Company shall control such defense and this Section 4.9 shall not give Parent the right to direct such defense; provided, however, that no settlement of such litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.10 Rule 16b-3. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated in this Agreement and any other dispositions of equity securities of the Company (including any derivative securities) or acquisitions of equity securities of Parent by each individual (including directors by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.11 Employee Matters.

(a) For purposes of this Section 4.11: (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or its Subsidiaries at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) Base Compensation. For the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation to provide to each Covered Employee, an annual base salary or hourly rate of pay that is no less than the base salary or hourly rate of pay that such Covered Employee received from the Company immediately prior to the Effective Time.

(c) Bonuses During Continuation Period. During the Continuation Period, Parent shall, or shall cause its Subsidiaries to, provide each Covered Employee with an annual cash bonus opportunity that is at least substantially comparable to those offered by the Company immediately before the Effective Time at target base salary multiples (or other target amounts) that are no less favorable than the target base salary multiples or other targets in effect for such Covered Employee during 2012, but with payment based on achievement of performance criteria determined by Parent and applicable generally to similarly situated or comparable employees of Parent and its Subsidiaries in a consistent and good faith manner during the Continuation Period.

(d) Benefit Plans. During the Continuation Period, Parent shall maintain or cause the Surviving Corporation to maintain employee benefit plans, programs, policies and arrangements for Covered Employees that are substantially similar in the aggregate to the Company Employee Plans identified on Part 2.15(a) of the Disclosure Schedule (other than the bonus plans described in Sections 4.11(c) above, equity compensation and other, long-term incentives, change in control, retention, transition, stay or similar arrangements) that were in effect immediately prior to the Effective Time.

(e) Crediting of Payments. In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of the Parent or Surviving Corporation (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(f) Service Crediting. As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation to recognize, all service of each Covered Employee prior to the Effective Time, to the Acquired Corporations (as well as predecessor entities of the Company or any of its Subsidiaries) for vesting and eligibility purposes (but not for benefit of accrual purposes, except for vacation and severance, as applicable); for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any: (i) employer contributions under any Parent 401(k) plan; or (ii) Parent retiree medical program or other retiree welfare benefit program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 4.11(f) result in any duplication of benefits for the same period of service.

(g) ESPP. Prior to the Effective Time, if permitted pursuant to the terms of the ESPP, the Company shall take all actions that may be necessary to: (i) cause the exercise (as of the last Business Day prior to the Closing Date) of each outstanding purchase right under the ESPP, and make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP; and (ii) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that such exercise of outstanding purchase rights, and the cessation of further offering and purchase periods, shall be conditioned upon the consummation of the Merger. On the fifth (5th) Business Day prior to the Closing Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP. Each share of Company Common Stock purchased under the ESPP shall be automatically converted into the right to receive the Per Share Merger Price on the same basis as all other shares of Company Common Stock, except that each such share shall be automatically converted into the right to receive the Per Share Merger Price without the issuance of a certificate representing such share.

(h) Nothing in this Section 4.11 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Acquired Corporations) to amend or terminate any Company Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.11 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Acquired Corporations) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time. Nothing in this agreement shall constitute an amendment to any Company Employee Plan, and no Company Employee Plan shall be amended absent a separate written amendment that complies with such plan’s amendment procedures.

4.12 Confidentiality. The parties acknowledge that Parent and the Company are bound by a mutual non-disclosure agreement, dated as of April 16, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

4.13 Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to cause the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

ARTICLE V.

CONDITIONS TO MERGER

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the Required Stockholder Vote.

(b) HSR Waiting Period. Any waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Restraints. No order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body or Legal Requirements shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal.

5.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in the first sentence of Section 2.1(a), Section 2.3, Section 2.4(a), Section 2.4(b), Section 2.4(c), Section 2.24 and Section 2.25 shall be true and correct other than in any de minimis respect as of the Agreement Date and as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) all other representations of the Company set forth in Article II, other than those described in clause (i), shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Company Material Adverse Effect) as of the Agreement Date and as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except, in the case of this clause (ii), where the matters giving rise to the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the Agreement Date, no Company Material Adverse Effect shall have occurred.

(d) Certificate. Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 5.2(a) and 5.2(b) shall have been duly satisfied.

5.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article III shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects as of the Closing Date as if made on the

Closing Date (without giving effect to any exception or qualification contained therein relating to materiality) as of the Agreement Date and as of the Closing Date as if made on such date (except for those representations and warranties which address matters only as of any earlier date which shall have been true and correct as of such earlier date), except where the matters giving rise to the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

(b) Performance of Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 5.3(a) and 5.3(b) shall have been duly satisfied.

ARTICLE VI.

TERMINATION

6.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Required Stockholder Vote:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party, if the Effective Time shall not have occurred on or prior to the close of banking business, New York time, on November 30, 2012 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the failure to consummate the Merger by the Outside Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company, upon written notice to the other party, if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the issuance of such final, non-appealable order, decree or ruling is attributable to the failure of such party to perform in any material respect any of its obligations under this Agreement;

(d) by either Parent or the Company, upon written notice to the other party, if: (i) the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at such meeting by the Required Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof);

(e) by Parent, upon written notice to the Company (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent, upon written notice to the Company, if: (i) any of the Company’s representations and warranties shall have been inaccurate, such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants or agreements contained in this Agreement shall have been breached, such that the condition set forth in Section 5.2(b) would not be satisfied, and in the case of both clauses (i) and (ii), such breach is not curable within thirty (30) days following such notice, or, if curable, is not cured within thirty (30) days following such notice; provided, however, that the Company shall use reasonable efforts to cure such breach as promptly as practicable;

(g) by the Company, upon written notice to Parent, if: (i) any of Parent’s representations and warranties shall have been inaccurate as of the Agreement Date, such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants or agreements contained in this Agreement shall have been breached, such that the condition set forth in Section 5.3(b) would not be satisfied, and in the case of both clauses (i) and (ii), such breach is not curable within thirty (30) days following such notice, or, if curable, is not cured within thirty (30) days following such notice provided, however, that Parent shall use reasonable efforts to cure such breach as promptly as practicable; or

(h) by the Company if, upon written notice to Parent, at any time prior to the Closing Date, the Company Board determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, and shall concurrently with such termination enter into a Company Acquisition Agreement and pay the Termination Fee; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) unless the Company shall have complied with Sections 4.4(d) and (e).

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 6.2, Section 6.3 and Article VII (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) nothing herein shall relieve any party for liability for any willful or intentional breach of this Agreement prior to such termination.

6.3 Expenses; Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(e) or by the Company pursuant to Section 6.1(h), the Company shall pay to Parent the Termination Fee. The Termination Fee payable pursuant to this Section 6.3(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 6.1(e) and concurrently with any termination pursuant to Section 6.1(h).

(b) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d), (ii) at or prior to the Outside Date (in the case of termination pursuant to Section 6.1(b)) or the Company Stockholders Meeting at which the Required Stockholder Vote shall not have been obtained (in the case of termination pursuant to Section 6.1(d)), a Third Party or the Company shall have publicly disclosed that such Third Party has made, or is considering making, an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement, or in the case of termination pursuant to Section 6.1(b), such Acquisition Proposal shall not have been publicly withdrawn at least ten (10) days prior to the Company Stockholders Meeting), and (iii) if, within twelve (12) months after the date of termination of this Agreement, the Company enters into a definitive agreement providing for, or consummates, a transaction within the scope of the definition of “Acquisition Transaction” (provided that for purposes of this clause (iii), each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%), then the Company shall within two (2) Business Days after the entry into such definitive agreement, or concurrently with the consummation of such transaction, as applicable, cause to be paid to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee.

(c) All payments under this Section 6.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 6.3 are an integral part of this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 6.3 with interest on the amount of the Termination Fee from the date that such payment was required to be made until the date of actual payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

(e) In the event that Parent shall receive the Termination Fee pursuant to this Section 6.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Subsidiaries or any of their respective Affiliates arising out of this Agreement, the Merger or any matters forming the basis for such termination.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Stockholder Vote, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company’s stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Legal Requirements, would require further approval by the Company’s stockholders without receipt of such approval.

7.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to and to the extent permitted by applicable Legal Requirements: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.3 No Additional Representations; No Survival. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in any certificates delivered pursuant to this Agreement, neither Parent and Merger Sub nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information, made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Effective Time.

7.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and schedules hereto, the Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto. Notwithstanding the foregoing, the following Persons are intended as third party beneficiaries of this Agreement, solely after the Effective Time, solely with respect to Article I, the security holders of the Company as provided in Article I; and, solely with respect to Section 4.7, the directors and officers of the Company covered by Section 4.7.

7.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the

State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, or the Merger shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided in Section 7.9 (other than by facsimile) and otherwise under the applicable Legal Requirements or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

7.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.6.

7.7 Specific Enforcement. Notwithstanding Section 6.3 of this Agreement, the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that, in addition to any other remedy to which it may be entitled at law or in equity, the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent any breach or threatened breach of this Agreement. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) upon receipt if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (b) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Zeneca Inc.

1800 Concord Pike

Wilmington, DE 19803

Attention: General Counsel

Facsimile No: (302) 886-1578

with a copy to (which copy shall not constitute notice):

Covington & Burling LLP

1201 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Catherine J. Dargan

                 Stephen A. Infante

Facsimile No.: (202) 778-5567

if to the Company:

Ardea BioSciences, Inc.

4939 Directors Place

San Diego, CA 92121

Attention: Christian Waage, General Counsel

Facsimile No: (858) 625-0745

with a copy to (which copy shall not constitute notice):

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Attention: Carl R. Sanchez

                 Claudia K. Simon

Facsimile No: (858) 458-3005

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, unless the text otherwise requires, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed exclusive and shall mean “and/or.”

(d) All references in this Agreement to “$”, “dollars” and “cash” are intended to refer to U.S. dollars.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(f) The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of this Agreement.

7.12 Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Agreement; and (b) other sections and paragraphs in this Agreement only to the extent that it is readily apparent from the face of such disclosure contained on the Disclosure Schedule that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement..

7.13 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ZENECA INC.

By:	/s/ Mahmood Ladha

Name:	Mahmood Ladha

Title:	Authorized Person

QAM CORP.

By:	/s/ Mahmood Ladha

Name:	Mahmood Ladha

Title:	Authorized Person

ARDEA BIOSCIENCES, INC.

By:	/s/ Barry D. Quart

Name:	Barry D. Quart

Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. As used in this Agreement, the following terms shall have the meanings given to them in the Sections of this Agreement set forth below:

Terms	Definition

Agreement	Preamble
Agreement Date	Preamble
Book-Entry Shares	Section 1.7
Canceled Company Warrant	Section 1.6(c)
Canceled Restricted Awards	Section 1.6(b)
Capitalization Date	Section 2.4(a)
Certificate of Merger	Section 1.3
Change in Company Board Recommendation	Section 4.4(d)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Balance Sheet	Section 2.5(b)
Company Balance Sheet Date	Section 2.5(b)
Company Board	Section 2.2
Company Board Recommendation	Section 2.3(c)
Company Charter Documents	Section 2.2
Company Employee Plans	Section 2.15(a)
Company Options	Section 2.4(a)
Company Returns	Section 2.14(a)
Company Securities	Section 4.2(b)(ii)
Company Stock Certificate	Section 1.7
Company Stockholders Meeting	Section 4.3(a)
Company Warrants	Section 2.4(a)
Confidentiality Agreement	Section 4.12
Continuation Period	Section 4.11(a)
Covered Employees	Section 4.11(a)
DGCL	Recitals
Disclosure Schedule	Article II
Dissenting Shares	Section 1.9(a)
Drug Laws	Section 2.12(c)
Effective Time	Section 1.3
ESPP	Section 2.4(a)
FDA	Section 2.12(c)
GLP	Section 2.12(c)
GMP	Section 2.12(c)
Indemnified Persons	Section 4.7(a)
Leases	Section 2.16
Material Contract	Section 2.10(a)

Merger	Recitals
Merger Sub	Preamble
Outside Date	Section 6.1(b)
Parent	Preamble
Parent Employee Benefit Plan	Section 4.11(e)
Payment Agent	Section 1.8(a)
Payment Fund	Section 1.8(a)
Per Share Merger Price	Section 1.5(a)(iii)
Pre-Closing Period	Section 4.1
Proxy Statement	Section 4.3(a)
Recommendation Change Notice	Section 4.4(e)
Required Stockholder Vote	Section 2.19
Superior Proposal Notice	Section 4.4(e)
Surviving Corporation	Section 1.1
Voting Agreements	Recitals

1.2 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Corporations” shall mean the Company and its Subsidiaries.

“Acquisition Proposal” shall mean any offer, proposal or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company, or (ii) the Company issues securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company;

(b) any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets that constitute or account for (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the Acquired Corporations, or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations;

(c) any liquidation or dissolution of the Company; or

(d) any combination of the foregoing.

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” shall mean any merger, acquisition or other agreement which gives effect to any Acquisition Transaction.

“Company Associate” shall mean any current or former employee, independent contractor, consultant, officer or director of any of the Acquired Corporations.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned (wholly or jointly with others) by or licensed to or used or held for use by any of the Acquired Corporations.

“Company Material Adverse Effect” shall mean any effect, change, event, circumstance or development that (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, financial condition or financial performance of the Acquired Corporations, taken as a whole or (b) materially impacts, materially delays or prevents the consummation of the Merger or the ability of the Company to perform any of its obligations or covenants under this Agreement; provided, however, that, except to the extent set forth below, in no event shall any of the following, alone or in combination, be deemed to constitute a Company Material Adverse Effect, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect: any effect, change, event, circumstance or development with respect to, or resulting from, (i) changes in the U.S. or global economy or capital markets in general, (ii) changes that affect generally the industries or markets in which the Acquired Corporations are involved, (iii) changes in applicable Legal Requirements, including the rules, regulations and administrative policies of the FDA or the European Medicines Agency, or in GAAP or interpretations of any of the foregoing, (iv) changes in the market price or trading volume of the Company Common Stock on Nasdaq (it being understood that any occurrence or state of facts that may have caused or contribute to such changes may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (v) failure(s) by the Company to meet any budgets, operating projections or forecasts, or published revenue or earnings predictions (it being understood and agreed that any occurrence or state of facts that may have caused or contributed to such failure(s) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental response or reaction to any of the foregoing, (vii) earthquakes, hurricanes, floods, tsunamis or other natural disasters, (viii) any Legal Proceeding against the Company by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger; (ix) changes as a result of any action taken by the Company or any failure of the Company to take action, in each case, at the direction of Parent, (x) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Acquired Corporations, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Acquired Corporations’ relationships or agreements with any of their licensors, licensees, strategic partners, suppliers or other business partners) (provided that this clause (x) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 2.9(k), Section 2.15(c)(iii) and (v), Section 2.15(e), Section 2.17 and Section 2.21, (xi) any change that the Company can demonstrate resulted from Parent unreasonably withholding its consent under Section 4.2(b) to any action requiring Parent’s consent under Section 4.2(b) and requested by the Company to be taken; except, in the case of clauses (i), (ii), (iii), (vi) and (vii) to the extent that the applicable matter has a disproportionate effect on the Acquired Corporations, taken as a whole, relative to other companies in the industry in which the Acquired Corporations primarily operate (it being understood that only the incremental and disproportionate effect on the Acquired Corporations, taken as a whole, relative to such other companies shall be taken in account in determining whether there has been a Company Material Adverse Effect).

“Company Restricted Stock Award” shall mean each award with respect to a share of restricted Company Common Stock outstanding under any Option Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company SEC Documents” shall mean all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by the Company with the SEC since December 31, 2008.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or other legally binding commitment.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any Legal Requirements relating to: (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment or human health.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Substances” shall mean: (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (ii) any substance, material, pollutant or waste regulated as a hazardous or toxic substance, material or waste by any Governmental Body pursuant to any other Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Intellectual Property” shall mean and includes all algorithms, analytical models, data collections, diagrams, discoveries, formulations, industrial designs, improvements, inventions (whether or not patentable), know-how, logos, marks (including trademarks, service marks, brand names, product names, product configuration rights, trade dress rights, certification marks, collective marks, logos, and slogans), methods, processes, proprietary information, chemical formulas, chemical and biological materials, compounds, active pharmaceutical ingredients (APIs), patterns, specifications, software (including source code, object code, and databases), techniques, URLs, web sites, domain names, social media handles, tags, names and accounts, mask works , works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean all intellectual property and proprietary rights of any kind or nature, whether protected, arising, existing or created under the laws of any jurisdiction in the world, including: (a) all rights associated with works of authorship, including exclusive exploitation rights, copyrights, author rights, moral rights, and mask works; (b) all trademark, service mark, certification mark, collective mark, product configuration, trade dress, and trade name rights and similar rights; (c) all trade secret rights; (d) know-how rights; (e) all patents, design and industrial property rights; (f) all rights in designs, databases, collections and compilations of data, including all personally identifiable information and clinical trial data, and all aggregated data; (g) all domain name rights; (h) all other proprietary rights in Intellectual Property; and (i) all grants, registrations, renewals, extensions, or restorations by existing or future extension or restoration mechanisms, including revalidations, reexaminations, Post Grant Review Proceedings, Inter Partes Review proceedings, Transitional Program for Covered Business Method Patents, and extensions (including any supplementary protection certificates), combinations, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, continued prosecution applications, and requests for continued examination; divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(i)” above and all rights and priorities afforded under any international treaty, convention or the like with respect to any of the rights referred to in clauses “(a)” through “(i)” above; and the right to sue for past, present and future infringements, misappropriation or other violations of any of the foregoing.

“Key Product” means lesinurad (RDEA594).

“Knowledge” shall mean, with respect to the Company, the actual knowledge after reasonable inquiry of those individuals set forth on Part 1.1 of the Disclosure Schedule.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

“Nasdaq” shall mean the NASDAQ Global Stock Market LLC.

“Option Plans” shall mean the Company’s 2000 Equity Incentive Plan, the Company’s 2002 Non-Officer Equity Incentive Plan and the Company’s 2004 Stock Incentive Plan.

“Permitted Encumbrance” shall mean: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) non-exclusive object code licenses of software by any Acquired Corporation or any reseller or distributor of any Acquired Corporation in the ordinary course of business consistent with past practice; and (f) minor Encumbrances that have arisen in the ordinary course of business consistent with past practice and that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, or materially detract from the value of, the property subject thereto.

“Person” shall mean any individual, Entity or Governmental Body.

“Registered IP” means all Intellectual Property Rights that are registered, filed, granted, or issued with or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration or other movement or presence in, into or through the environment (including ambient air, surface water, groundwater and surface or subsurface strata) in, at or from any property.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean an unsolicited bona fide written Acquisition Proposal obtained after the date of this Agreement in circumstances not involving a material breach of Section 4.4 by the Company for an Acquisition Transaction (provided that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%) which the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” shall mean an amount, in cash, equal to $41,000,000.

“Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates or the Company and any of its Affiliates, and the Representatives of such Person.

“Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have effected a Change in Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (c) the Company Board or any committee thereof shall have adopted, approved, endorsed or recommended any Acquisition Proposal; (d) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (e) the Company shall have materially breached its obligations under Section 4.4.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARDEA BIOSCIENCES, INC.

ARTICLE I

NAME

The name of the Corporation is Ardea BioSciences, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, 19801. The registered agent of the Corporation at such address is the Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is Forty-two million three hundred thirty five thousand (42,335,000) shares, which shall be shares of common stock with the par value of one-tenth of one cent ($0.001) each.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal, modification or amendment of the provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal, modification or amendment.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all of the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.

EXHIBIT C

AMENDED AND RESTATED

BYLAWS

OF

ARDEA BIOSCIENCES, INC.

a Delaware Corporation

i

ii

AMENDED AND RESTATED BYLAWS

OF

ARDEA BIOSCIENCES, INC.

a Delaware Corporation

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The registered agent of the Corporation at such address is The Corporation Trust Company

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meeting. All meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the board of directors or stated in the notice of the meeting or duly executed waivers thereof. The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held by means of remote communication as authorized by Section 211 of the Delaware General Corporation Law, as amended (the “DGCL”).

Section 2. Annual Meetings. If required by applicable law, an annual meeting of stockholders for the election of directors and the transaction of other business specified in the notice of meeting shall be held once each year on any day, and such day shall be designated by the board of directors and stated in the notice of the meeting.

Section 3. Notice of Meeting. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any

1

meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 4. Stockholder List. The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders shall also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 4 or to vote in person or by proxy at any meeting of stockholders.

Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Notice of Special Meetings. Written notice of a special meeting stating the place, if any, date and hour of the meeting, or the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 7. Special Meeting Business. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. Quorum; Adjourned Meetings. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any

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meeting of the stockholders, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If the adjournment is for less than thirty days and if after the adjournment a new record date is not fixed for the adjourned meeting, a notice of the adjourned meeting shall not be given, except as required by resolution of the board of directors.

Section 9. Required Vote. When a quorum is present or represented by proxy at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question other than the election of directors brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at any meeting at which stockholders may vote for the election of directors.

Section 10. Voting. Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 11. Organization. Meetings of stockholders shall be presided over by the Chairperson of the board of directors, if any, or in his or her absence by the President, or in the absence of the foregoing persons by a chairperson designated by the board of directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. The presiding

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person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 13. Action Without Meeting. Any action required by law or these bylaws to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a person or persons authorized to act for a stockholder, shall be deemed to be written, signed and dated for purposes of this Section 13, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the electronic transmission was transmitted by the stockholder, or by a person or persons authorized to act for the stockholder, and (b) the date on which such stockholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

DIRECTORS

Section 1. General Authority. The business and affairs of the Corporation shall be managed by or under the direction of its board of directors, which may exercise all such powers of the Corporation and do

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such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders or other person or persons.

Section 2. Number and Election. The number of directors which shall constitute the initial board of directors shall be the number elected by the Incorporator. The number of directors which shall constitute all subsequent boards shall be specified by resolution of the board of directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3 of this Article III and except that the first directors of the Corporation shall be elected by the Incorporator and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be stockholders.

Section 3. Vacancies and Newly Created Directorships. Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 4. Regular Meetings. Regular meetings of the board of directors may be held at such places within or without the State of Delaware and at such times as the board of directors may from time to time determine.

Section 5. Special Meetings. Special meetings of the board of directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the board of directors.

Section 6. Notice of Meetings. The Secretary or other person or persons calling a meeting shall give notice by mail or confirmed facsimile or electronic transmission at least three days before the meeting, or by telephone at least twenty-four hours before the meeting. Except as otherwise herein provided, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in this notice of such meeting. A written waiver of notice signed by the director entitled to notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a director at the meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

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Section 7. Quorum; Required Vote; Adjourned Meetings. At all meetings of the board or any committee thereof, a majority of directors or committee members shall constitute a quorum for the transaction of business. The act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the board of directors or committee, as the case may be, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors or committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. In the event that such board or committee is composed of an even number of persons, a majority means one-half of the number of such persons plus one.

Section 8. Action Without Meetings; Telephone Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

Section 9. Committees. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such member or members as may be determined from time to time by resolution adopted by the board of directors. Any such committee, to the extent provided in the resolution of the board of directors and to the extent permitted under applicable statutory provisions, shall have and may exercise all the power and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

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Section 10. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 11. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 12. Resignation. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the President or to the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 13. Removal. Any director or the entire board of directors may be removed, at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as may be provided by statute or the certificate of incorporation.

ARTICLE IV

NOTICES

Section 1. General; Electronic Transmission. Whenever, under the provisions of statute or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall be construed to mean written notice by (a) personal delivery or by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail, or (b) by electronic transmission as set forth below. Notice to directors may also be given by telephone or electronic transmission.

Without limiting the manner by which notice otherwise may be given effectively to the stockholders, any notice given by the Corporation to the stockholders shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes

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known to the Corporation’s Secretary, an Assistant Secretary, transfer agent or other person responsible for giving such notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission shall be deemed given: (i) if by facsimile, when directed to a number at which the stockholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the stockholder.

Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE V

OFFICERS

Section 1. Officers; Election; Resignation; Removal; Vacancies; Salaries. The board of directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The board of directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the board of directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The board of directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the board of directors. The salaries of all officers and agents of the Corporation shall be fixed by or in the manner prescribed by the board of directors.

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Section 2. Execution of Documents. All deeds, mortgages, bonds, contracts, and other instruments may be executed on behalf of the Corporation by the President or by any other person or persons designated from time to time by the board of directors or the President, unless such power is restricted by board resolution.

Section 3. Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors. The board of directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1. Directors and Executive Officers. The Corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 below.

Section 2. Other Employees and Other Agents. The Corporation shall have power to indemnify its other employees and other agents as set forth in the DGCL or any other applicable law. The board of directors of the Corporation shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the board of directors shall determine.

Section 3. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article VI or otherwise.

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Notwithstanding the foregoing, unless otherwise determined pursuant to Section 5 of this Article VI, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the board of directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 4. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this Article VI to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

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Section 5. Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6. Survival of Rights. The rights conferred on any person by this Article VI shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the board of directors of the Corporation, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VI.

Section 8. Amendments. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 9. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law. If this Article VI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

Section 10. Certain Definitions. For the purposes of this Article, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent)

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absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee, benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

ARTICLE VII

CERTIFICATES OF STOCK

Section 1. General. The shares of the Corporation may, but need not be, represented by certificates. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the board of directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 2. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares in compliance with the requirements of Section 8-401 of Title 6 of

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the Delaware Code Annotated, as amended, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3. Lost or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 4. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not precede nor be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors; and (iii) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the board of directors is required by law, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

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Section 5. Registered Stockholders. The Corporation shall be entitled to treat the record holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including, but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the record holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Any such purchaser, assignee, transferee or other person shall not be entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, or to own, enjoy, and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the record holder of such shares.

ARTICLE VIII

INTERESTED OFFICERS OR DIRECTORS

No contract or transaction between this Corporation and one or more of its directors or officers, or between this Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(a) The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorized the contract or transaction.

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ARTICLE IX

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the certificate of incorporation, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Voting Securities of Other Corporations. The President or such other officers or agents of the Corporation as he shall designate shall have the authority to vote on behalf of the Corporation the securities of any other corporation, which are owned or held by the Corporation and may attend meetings of stockholders or execute and deliver proxies for such purpose.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be as determined by the board of directors.

ARTICLE X

AMENDMENTS

These bylaws may be altered or repealed by majority vote of the stock outstanding or by resolution adopted by a majority vote of the board of directors.

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EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

To Accompany Share Certificate(s) and/or

Transfer of Book-Entry Positions Formerly Representing Shares of Common Stock

and/or Warrants to Purchase Common Stock of

ARDEA BIOSCIENCES, INC.

Surrendered for Payment Pursuant to the Merger of

QAM CORP.

formerly a wholly-owned subsidiary of

ZENECA INC.

The Payment Agent for the Merger is:

[    ]

If delivering by mail:	If delivering by hand or courier:

[ ]	[ ]
[Insert address]	[Insert address]

For assistance call [    ] or [    ]

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

The undersigned hereby surrenders to [    ], as the payment agent (the “Payment Agent”) of Ardea Biosciences, Inc., a Delaware corporation (the “Company” and, following the Merger (as defined below) the “Surviving Corporation”) and a wholly-owned subsidiary of Zeneca Inc., a Delaware corporation (“Parent”), (i) the certificate(s) described below (the “Share Certificates”) formerly representing shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and/or the book-entry Shares described below, as applicable, of the Company, in exchange for $32.00 per Share in cash, without interest and less any required withholding taxes (the “Merger Consideration”), and/or (ii) the warrant(s) to purchase shares of the Company’s common stock, par value $0.001 per share, described below issued by the Company (the “Warrants”), in exchange for an amount in cash equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price of each such Warrant and (b) the number of shares of Common Stock subject to such Warrant, without interest and less any required withholding taxes (the “Warrant Consideration”), in each case, pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2012, among the Company, Parent and QAM Corp., a Delaware corporation (“Merger Sub”), and in connection with the merger of Merger Sub with and into the Company (the “Merger”). The Merger became effective on [    ], 2012 (the “Effective Time”) and is described in the Proxy Statement mailed to Company shareholders on or about [            ], 2012. As a result of the Merger, (x) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Merger Sub or the Company, or shares held by Company shareholders who have and validly exercise appraisal rights under Delaware law (the “Remaining Shares”)) was canceled and converted into the right to receive the Merger Consideration, and (y) each Warrant outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, was fully vested and canceled as of the Effective Time in exchange for the right to receive the Warrant Consideration.

The undersigned understands that, upon delivery of this Letter of Transmittal to the Payment Agent in accordance with the Instructions contained herein, together with the Share Certificates, if applicable, or Warrants, as applicable, a check for the aggregate Merger Consideration in payment for all Shares represented by the Share Certificates transmitted herewith and/or book-entry Shares described below, or for the Warrant Consideration in payment for the Warrant(s) transmitted herewith, as applicable, will be issued and mailed to the undersigned at the address set forth below unless otherwise indicated under “Special Payment Instructions” or “Special Delivery Instructions.”

The undersigned hereby represents and warrants that the undersigned has full power and authority to surrender the Shares and/or Warrants surrendered hereby and that such Shares and/or Warrants are free and clear of all liens, restrictions, charges and encumbrances, and that none of such Shares or Warrants will be subject to any adverse claim. The undersigned, upon request, shall execute and deliver all additional documents deemed by the Payment Agent, the Surviving Corporation or Parent to be necessary to complete the transmittal of the Shares and/or Warrants surrendered hereby. The undersigned hereby acknowledges that delivery of the Shares and/or Warrants shall be effected, and risk of loss and title to the Shares and/or Warrants shall pass, only upon proper delivery thereof to the Payment Agent. No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Unless otherwise indicated under “Special Payment Instructions,” the check in the amount of (i) the aggregate Merger Consideration in respect of the Shares surrendered and/or (ii) the Warrant Consideration in respect of the Warrants surrendered shall be issued in the name(s) of the registered holder(s) appearing below under “Description of Securities Surrendered.” Unless otherwise indicated under “Special Delivery Instructions,” the check for the payment shall be mailed to the address(es) of the registered holder(s) appearing below under “Description of Securities Surrendered.” In the event that the boxes entitled “Special Payment Instructions” and “Special Delivery Instructions” are both completed, the check in the amount of the aggregate Merger Consideration in respect of the Shares surrendered and/or Warrant Consideration in respect of the Warrants surrendered shall be issued in the name(s) of, and delivered to, the person(s) so indicated.

Name(s) and Address of Registered Holder(s)

If there is any error in the name or address shown below, please make the necessary corrections. If blank, please fill in exactly as name(s) appear(s) on certificate(s).

DESCRIPTION OF SECURITIES

SURRENDERED

(Please fill in. Attach separate schedule if needed.)

Type of Security (Shares or Warrants)	Certificate Number(s) [1] (Not Applicable for Warrants)	Total Number of Shares Represented by Certificate(s)2/ Covered by Warrant	Total Number of Shares Surrendered (Not Applicable for Warrants)

TOTAL SURRENDERED SHARES F

[1]	Need not be completed by shareholders surrendering by book-entry transfer.
[2]	Need not be completed by shareholders surrendering by book-entry transfer.

SPECIAL PAYMENT INSTRUCTIONS

(SEE INSTRUCTIONS 1, 4, 5 AND 6)

To be completed ONLY if the check for the payment of the Share(s) and/or Warrant(s) surrendered is to be issued in a name of someone other than the undersigned.

Issue and mail check to:
Name(s):
(PLEASE TYPE OR PRINT)

Address:

(ZIP CODE)

(TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER) (SEE SUBSTITUTE FORM W-9)

SPECIAL DELIVERY INSTRUCTIONS

(SEE INSTRUCTIONS 1, 4, 5 AND 6)

To be completed ONLY if the check for the payment of the Share(s) and/or Warrant(s) surrendered is to be delivered to someone other than the undersigned, or to the undersigned at an address other than shown under “Description of Securities Surrendered”.

Mail check to:
Name:
(PLEASE TYPE OR PRINT)

Address:

(ZIP CODE)

(TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER) (SEE SUBSTITUTE FORM W-9)

IMPORTANT SHAREHOLDERS AND WARRANT HOLDERS: SIGN HERE (PLEASE COMPLETE SUBSTITUTE FORM W-9 BELOW)
Dated: , 2012

X

X
(SIGNATURE(S) OF HOLDER(S))

(Must be signed by registered holder(s) exactly as name(s) appear(s) on Share Certificates or on a security position listing or on a Warrant, as applicable, or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the following information and see Instruction 4.)

NAME(S):
(PLEASE PRINT)

NAME OF FIRM:

CAPACITY (FULL TITLE):

ADDRESS:

(INCLUDE ZIP CODE)

DAYTIME AREA CODE AND TELEPHONE NO.:

TAX IDENTIFICATION OR SOCIAL SECURITY NO.:
(SEE SUBSTITUTE FORM W-9)

GUARANTEE OF SIGNATURE(S) (IF REQUIRED– SEE INSTRUCTION 1) FOR USE BY FINANCIAL INSTITUTIONS ONLY FINANCIAL INSTITUTIONS: PLACE MEDALLION GUARANTEE IN SPACE BELOW
AUTHORIZED SIGNATURE:

NAME:

NAME OF FIRM:

ADDRESS:

(INCLUDE ZIP CODE)

AREA CODE AND TELEPHONE NO.:

Dated: , 2012

INSTRUCTIONS

1. GUARANTEE OF SIGNATURES. All signatures on this Letter of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing being an “Eligible Institution”) unless (i) this Letter of Transmittal is signed by the registered holder(s) of Shares and/or Warrants surrendered hereby and such holder(s) has (have) not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” set forth above or (ii) such Shares and/or Warrants are surrendered for the account of an Eligible Institution. See Instruction 4.

2. DELIVERY OF LETTER OF TRANSMITTAL AND SHARE CERTIFICATES AND/OR WARRANTS. The Share Certificates surrendered hereby, or timely confirmation of a book-entry transfer of Shares into the account of the Payment Agent (a “Book-Entry Confirmation”) and/or Warrants, as applicable, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Payment Agent at one of its addresses set forth on the cover page hereof in order to make an effective surrender. A mailing envelope addressed to the Payment Agent is enclosed for your convenience.

THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND/OR WARRANTS AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE SHAREHOLDER OR WARRANT HOLDER, AS APPLICABLE, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYMENT AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

3. INADEQUATE SPACE. If the space provided on the cover page hereof under “Description of Securities Surrendered” is inadequate, the Share Certificate and/or Warrant, as applicable, numbers and the number of Shares evidenced by such Share Certificates and/or covered by such Warrants should be listed on a separately signed schedule and attached hereto.

4. SIGNATURES ON LETTER OF TRANSMITTAL; STOCK POWERS AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered holder(s) of Shares and/or Warrants surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Share Certificates evidencing such Shares and/or on the face of the Warrants, as applicable, without alteration, enlargement or any other change whatsoever.

If any Shares or Warrants surrendered hereby are held of record by two or more persons, all such persons must sign this Letter of Transmittal.

If any Shares or Warrants surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of such Shares or Warrants.

If the surrendered Share Certificate(s) or Warrant(s) have been transferred or assigned, this Letter of Transmittal should be signed by the transferee or assignee and not by the transferor or assignor. If a Share Certificate or Warrant is registered in the name of joint holders with right of survivorship and one or more of the owners is deceased, the surviving holder(s) should sign the Letter of Transmittal and furnish a letter providing information concerning the death of the registered holder(s).

If this Letter of Transmittal is signed by the registered holder(s) of Shares surrendered hereby, no endorsements of Share Certificates or separate stock powers are required, unless payment is to be made to a person other than the registered holder(s). If the Letter of Transmittal is signed by a person other than the registered holder(s) of the Share Certificate(s) evidencing Shares surrendered, the Share Certificate(s) surrendered hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Share Certificate(s). Signatures on such Share Certificate(s) and stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal or any Share Certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Surviving Corporation of such person’s authority so to act must be submitted.

For a correction of name, or for a change in name which does not involve a change of ownership, proceed as follows: (i) for a change in name by marriage, the surrendered Share Certificate(s) and this Letter of Transmittal should be endorsed or signed, e.g., “Mary Doe, now by marriage Mary Jones”, with the signatures guaranteed as described in Instruction 1; and (ii) for a correction in name, the surrendered Share Certificate(s) and this Letter of Transmittal should be endorsed or signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown”, with the signatures guaranteed as described in Instruction 1. In addition, the “Special Payment Instructions” box set forth above must provide all appropriate registration information. Please contact the Payment Agent with any questions.

5. TRANSFER TAXES. Except as otherwise provided in this Instruction 5, the Surviving Corporation will pay or cause to be paid all transfer taxes applicable to the Merger. If, however, payment of the Merger Consideration for any of the Shares or the payment of the Warrant Consideration for the Warrants surrendered is to be made to any person other than the registered holder(s) or if surrendered Share Certificates or Warrants are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder(s), or such other person, or otherwise) payable on account of the transfer to such other person will be deducted from the purchase price for such Shares and/or Warrants surrendered, unless evidence satisfactory to the Surviving Corporation of the payment of such taxes, or exemption therefrom, is submitted.

EXCEPT AS PROVIDED IN THIS INSTRUCTION 5, IT WILL NOT BE NECESSARY FOR TRANSFER TAX STAMPS TO BE AFFIXED TO THE SHARE CERTIFICATES EVIDENCING SHARES OR WARRANTS SURRENDERED HEREBY.

6. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If a check for payment for any of the Shares or Warrants surrendered hereby is to be issued in the name of a person other than the person(s) signing this Letter of Transmittal or if such check is to be sent to a person other than the signor of this Letter of Transmittal or to the person(s) signing this Letter of Transmittal but at an address other than that shown in the box entitled “Description of Securities Surrendered,” the appropriate boxes herein must be completed.

7. QUESTIONS AND REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions and requests for assistance may be directed to, and additional copies of this Letter of Transmittal, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be obtained from the Payment Agent at one of its addresses or telephone numbers set forth on the cover page hereof.

8. VALIDITY OF SURRENDER; IRREGULARITIES. All questions as to validity, form and eligibility of any surrender of Shares and/or Warrants hereunder will be determined by the Surviving Corporation, and such determination shall be final and binding. The Surviving Corporation reserves the right to waive any irregularities or defects in the surrender of any Shares or Warrants, and its interpretation of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these Instructions) with respect to such irregularities or defects shall be final and binding. A surrender of Shares and/or Warrants will not be deemed to have been made until all irregularities have been cured or waived. Neither the Surviving Corporation nor the Payment Agent shall be under any duty to give notification of defects in the surrender of Shares or Warrants, and they shall not incur any liability for failure to give such notification.

9. LOST, MUTILATED OR DESTROYED SHARE CERTIFICATES. Any surrendering shareholders whose Certificates have been lost, mutilated or destroyed should contact the Payment Agent at its address set forth on the cover page hereof for further instructions.

10. CONSEQUENCES OF FAILURE TO RETURN LETTER OF TRANSMITTAL OR FAILURE TO SURRENDER STOCK CERTIFICATES OR WARRANTS. A check for the payment of the Shares and/or Warrants will be sent only to persons who deliver this Letter of Transmittal, properly completed and executed, to the Payment Agent, together with the Share Certificate(s) and/or Book-Entry Confirmation or Warrant, as applicable, being submitted therewith and other documents required by this Letter of Transmittal. The Shares and Warrants are no longer transferable on the books of the Company.

11. SUBSTITUTE FORM W-9. To avoid backup withholding, a surrendering shareholder or Warrant holder who is a U.S. person (as defined for U.S. federal income tax purposes) is required to provide the Payment Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, which is provided under “Important Tax Information” below, and to certify, under penalties of perjury, that such number is correct, such shareholder or Warrant holder is not subject to backup withholding of U.S. federal income tax, and such shareholder or Warrant holder is a U.S. person (as defined for U.S. federal income tax purposes). If a surrendering shareholder or Warrant holder has been notified by the Internal Revenue Service (the “IRS”) that such shareholder or Warrant holder is subject to backup withholding, such shareholder or Warrant holder must cross out Item (2) of the Certification box of the Substitute Form W-9, unless such shareholder or Warrant holder has since been notified by the IRS that such shareholder or Warrant holder is no longer subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the surrendering shareholder to U.S. federal income tax withholding on the payment of the purchase price with respect to all Shares and/or Warrants purchased from such shareholder. If the surrendering shareholder or Warrant holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such shareholder or Warrant holder should check the box in Part 3 of the Substitute Form W-9, and sign and date the Substitute Form W-9. If the box in Part 3 is checked and the Payment Agent is not provided with a TIN by the time of payment, the Payment Agent will withhold a portion of all payments of the purchase price to such shareholder or Warrant holder until a TIN is provided to the Payment Agent.

Certain shareholders and Warrant holders (including all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Shareholders and Warrant holders that are not U.S. persons (as defined for U.S. federal income tax purposes) should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the IRS website at www.irs.gov, in order to avoid backup withholding. Such shareholders and Warrant holders should consult a tax advisor to determine which IRS Form W-8 is appropriate. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more instructions.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a shareholder or Warrant holder who is a U.S. person (as defined for U.S. federal income tax purposes) surrendering Shares or Warrants, as applicable, must, unless an exemption applies, provide the Payment Agent (as payer) with the shareholder’s or Warrant holder’s, as applicable, correct TIN on the Substitute Form W-9 included in this Letter of Transmittal or on IRS Form W-9. If the shareholder or Warrant holder is an individual, such person’s TIN is his or her Social Security number. If the correct TIN is not provided, the shareholder or Warrant holder may be subject to a penalty imposed by the IRS, and payments of cash to the shareholder or Warrant holder (or other payee) may be subject to backup withholding with respect to a portion of all payments of the purchase price made to such shareholder or Warrant holder (or other payee).

Certain shareholders and Warrant holders (including corporations and certain foreign individuals and entities) may not be subject to backup withholding and reporting requirements. In order for an exempt foreign shareholder or Warrant holder to avoid backup withholding, such person should complete and submit an appropriate IRS Form W-8 signed under penalties of perjury, attesting to such person’s exempt status. An IRS Form W-8 can be obtained from the IRS website at www.irs.gov. Foreign shareholders and Warrant holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate in their case. Exempt shareholders and Warrant holders, other than foreign shareholders and Warrant holders, should furnish their TIN, check the box in Part 4 of the Substitute Form W-9 and sign, date and return the Substitute Form W-9 to the Payment Agent in order to avoid backup withholding. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

If backup withholding applies, the Payment Agent is required to withhold and pay over to the IRS a portion of any payment made to a shareholder or Warrant holder (or other payee). Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment of cash to a shareholder or Warrant holder (or other payee) generally will be allowed as a refund or credit against the applicable person’s U.S. federal income tax liability, provided that such person timely and properly furnishes the required information to the IRS.

Purpose of Substitute Form W-9

To prevent backup withholding on payments that are made to a shareholder with respect to Shares surrendered or to a Warrant holder with respect to Warrants surrendered, the shareholder or Warrant holder, as applicable, is required to notify the Payment Agent of such shareholder’s or Warrant holder’s correct TIN by completing the Substitute Form W-9 included in this Letter of Transmittal, certifying (1) that the TIN provided on the Substitute Form W-9 is correct (or that such shareholder or Warrant holder is awaiting a TIN), (2) that such shareholder or Warrant holder is not subject to backup withholding because (i) such shareholder or Warrant holder is exempt from backup withholding, (ii) such shareholder or Warrant holder has not been notified by the IRS that such shareholder or Warrant holder is subject to backup withholding as a result of a failure to report all interest and dividends or (iii) the IRS has notified such shareholder or Warrant holder that such shareholder or Warrant holder is no longer subject to backup withholding and (3) such shareholder or Warrant holder is a U.S. person (as defined for U.S. federal income tax purposes).

What Number to Give the Payment Agent if You are a U.S. Person

The surrendering shareholder or Warrant holder is required to give the Payment Agent such shareholder’s or Warrant holder’s TIN, generally the Social Security number or Employer Identification Number, of the record holder of the Shares or Warrants surrendered hereby. If the Shares or Warrants are in more than one name or are not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute W-9” for additional guidance on which number to report. If the surrendering shareholder or Warrant holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, such shareholder or Warrant holder should check the box in Part 3 of the Substitute Form W-9, sign and date the Substitute Form W-9 and sign and date the Certificate of Awaiting Taxpayer Identification Number, which appears in a separate box below the Substitute Form W-9. If the box in Part 3 of the Substitute Form W-9 is checked and the Payment Agent is not provided with a TIN by the time of payment, the Payment Agent will withhold a portion of all payments of the purchase price until a TIN is provided to the Payment Agent. If the Payment Agent is provided with an incorrect TIN in connection with such payments, the shareholder or Warrant holder may be subject to a $50.00 penalty imposed by the IRS.

PAYER’S NAME: [ ]

SUBSTITUTE	Part 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number or Employer Identification Number

FORM W-9	CHECK APPROPRIATE BOX

Department of the Treasury Internal Revenue Service	☐ Individual/Sole Proprietor
☐ C Corporation

Payer’s Request for Taxpayer	☐ S Corporation
Identification Number (“TIN”)		Part 3— Awaiting TIN ☐
☐ Partnership
☐ Trust/Estate

☐ Limited Liability Company. Enter the tax classification (C = C Corporation, S = S Corporation, P = Partnership)
Part 4— Exempt ☐
☐ Other

Please fill in your name and address below.	Part 2—Certification—Under penalties of perjury, I certify that:
Name	(1) The number shown on this form is my correct TIN (or I am waiting for a TIN to be issued to me);
Address (Number and Street)

(2)     I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and

City, State and Zip Code

(3)     I am a U.S. person (as defined for U.S. federal income tax purposes).

Certification Instructions—You must cross out Item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

SIGNATURE		DATE

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS. YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF THIS FORM.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a TIN has not been issued to me, and either (1) I have mailed or delivered an application to receive a TIN to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that, if I do not provide a TIN by the time of payment, a portion of all reportable payments made to me will be withheld.

Signature	Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.—Social Security numbers (“SSNs”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EINs”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

WHAT NAME AND NUMBER TO GIVE THE PAYER

For this type of account:	Give name and SSN of:

1. Individual	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)

b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)

5. Sole proprietorship or disregarded entity owned by an individual	The owner(3)

6. Grantor trust filing under Option Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:	Give name and EIN of:

7. Disregarded entity not owned by an individual	The owner

8. A valid trust, estate, or pension trust	Legal entity(4)

9. Corporate or LLC electing corporate status on IRS Form 8832 or Form 2553	The corporation

10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

11. Partnership or multi-member LLC	The partnership

12. A broker or registered nominee	The broker or nominee

13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

14. Grantor trust filing under the Form 1041 Filing Method or the Option Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you may also enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.
(4)	List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

*Note.	Grantor also must provide a Form W-9 to trustee of trust.
Note.	If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

OBTAINING A NUMBER

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding on ALL payments include the following:

A corporation.

A financial institution.

An organization exempt from tax under section 501(a), or an individual retirement account or a custodial account under Section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).

The United States or any agency or instrumentality thereof.

A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

An international organization or any agency, or instrumentality thereof.

A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

A real estate investment trust.

A common trust fund operated by a bank under section 584(a).

An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).

An entity registered at all times under the Investment Company Act of 1940.

A foreign central bank of issue.

A futures commission merchant registered with the Commodity Futures Trading Commission.

A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc. Nominee List.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

Payments to nonresident aliens subject to withholding under section 1441.

Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

Payments of patronage dividends where the amount received is not paid in money.

Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

Payments of tax-exempt interest (including exempt-interest dividends under section 852).

Payments described in section 6049(b)(5) to non-resident aliens.

Payments on tax-free covenant bonds under section 1451.

Payments made by certain foreign organizations.

Mortgage interest paid to an individual.

Exempt payees described above should file a Substitute Form W-9 (or an IRS Form W-9) to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments, other than interest, dividends, and patronage dividends, that are not subject to information reporting, are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

PRIVACY ACT NOTICE—Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold a portion of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION—Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.